UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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CONSTELLATION BRANDS, INC.

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VALUESMOMENTUMEXECUTIONTHOUGHT LEADERSHIP PREMIUMIZATIONSTELLAR PORTFOLIO CUSTOMER FOCUS COLLABORATIONPASSIONHIGH -END WINNING STRATEGY INNOVATIONICONIC BRANDS GROWTHINSIGHTEFFICIENCY    VALUESMOMENTUMEXECUTIONTHOUGHT LEADERSHIP PREMIUMIZATIONSTELLAR PORTFOLIO CUSTOMER FOCUS COLLABORATIONPASSIONHIGH -END WINNING STRATEGY INNOVATIONICONIC BRANDS GROWTHINSIGHTEFFICIENCY    Constellation Brands NOTICE OF VIR TUAL ANNUAL MEETING OF STOCKHOLDERS AND 2018 PROXY STATEMENT

VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

May 24, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Virtual Annual Meeting of Stockholders of Constellation Brands, Inc. on Tuesday, July 17, 2018 at 11:00 a.m. (EDT).

For the first time, our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via online audio broadcast. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world. You will be able to attend the 2018 Virtual Annual Meeting, vote your shares, and submit your questions during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/STZ2018.

The attached Notice of Virtual Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. Also provided is the Company’s 2018 Annual Report that contains important business and financial information regarding the Company.

Your vote is important. Regardless of whether you participate in the annual meeting, we hope you vote as soon as possible. You may vote by proxy online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the annual meeting regardless of whether you attend the virtual meeting.

Thank you for your continued support of Constellation Brands.

Very truly yours,

RICHARD SANDS

Chairman of the Board

Notice of Virtual Annual Meeting of Stockholders and Proxy Statement

Date/Time	Tuesday, July 17, 2018 at 11:00 a.m. (EDT)

Virtual Meeting Access

To attend the meeting, go to www.virtualshareholdermeeting.com/STZ2018.

You will need the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials (“Notice”), your proxy card, or on the instructions that accompany your proxy materials. Because the Annual Meeting is virtual and being conducted over the Internet, stockholders will not be able to attend the Annual Meeting in person.

Items of Business	1. Elect as directors the eleven (11) nominees named in the Proxy Statement;
2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2019;
3. Approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and
4. Transact such other business as may properly come before the Meeting, or any adjournment or postponement.

Record Date	Holders of Class A Common Stock and Class B Common Stock as of the record date of May 18, 2018 are entitled to notice of and to vote on the matters listed in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES O. BOURDEAU, Secretary

Your vote is important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the virtual Annual Meeting. You can vote in the following ways:

Visit the website listed on your Notice or proxy card(s) to VOTE VIA THE INTERNET	If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card(s) in the enclosed envelope to VOTE BY MAIL	Call the telephone number specified on your proxy card(s) or on the website listed on your Notice to VOTE BY PHONE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 17, 2018: This Proxy Statement and the Company’s 2018 Annual Report are available on our website at www.cbrands.com/annual-meeting

CONSTELLATION BRANDS, INC.

207 High Point Drive, Building 100

Victor, New York 14564

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This Proxy Statement is being furnished to the holders of the common stock of Constellation Brands, Inc. (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2018 Annual Meeting of Stockholders of the Company and at any adjournment or postponement thereof (the “Meeting”). New this year, we will hold a virtual annual meeting of stockholders. Stockholders may participate online by logging onto www.virtualshareholdermeeting.com/STZ2018. There will not be a physical meeting location. See the Questions & Answers section near the end of this Proxy Statement for additional information.

We are delivering proxy materials to many stockholders via the Internet under the Securities and Exchange Commission’s (the “SEC”) “Notice and Access” rules, which saves costs and paper. Using this method of distribution, on or about June 4, 2018, we will mail an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) that contains information about our 2018 Virtual Annual Meeting of Stockholders and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone, the website listed on the Notice, www.proxyvote.com, has instructions for voting by phone. If you received paper copies of our proxy materials in the mail, you may submit your proxy by properly executing and returning the proxy card(s) in the enclosed envelope(s). If you received paper copies of this year’s proxy materials by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet.

As of the close of business on May 18, 2018 (the “Record Date”), the outstanding common stock of the Company consisted of Class A Common Stock, par value $.01 per share (“Class A Stock”), Class B Common Stock, par value $.01 per share (“Class B Stock”), and Class 1 Common Stock, par value $.01 per share (“Class 1 Stock”). The capital stock of the Company entitled to be voted at the Meeting that was outstanding as of the Record Date consisted of 168,011,799 shares of Class A Stock and 23,324,443 shares of Class B Stock. Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of the holder.

Shares of Class 1 Stock have limited voting rights, and holders of Class 1 Stock are not entitled to vote on any of the proposals described in this Proxy Statement. Only holders of record of Class A Stock and/or Class B Stock on the books of the Company at the close of business on the Record Date for determining eligibility to vote at the Meeting are entitled to notice of and to vote at the Meeting.

CORPORATE GOVERNANCE

The Board of Directors and Committees of the Board

Board Membership

Our Board of Directors consists of the following eleven (11) directors, all of whom are currently serving until the Meeting and until their successors are elected and qualified:

• Jerry Fowden	• Daniel J. McCarthy
• Barry A. Fromberg	• Richard Sands
• Robert L. Hanson	• Robert Sands
• Ernesto M. Hernández	• Judy A. Schmeling
• Susan Somersille Johnson	• Keith E. Wandell
• James A. Locke III

Board Leadership Structure

Our Board of Directors’ Corporate Governance Guidelines provide that there is no pre-determined policy as to whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if the roles are to be separate, whether or not the Chairman of the Board should be a non-management director. If the Chief Executive Officer serves as Chairman of the Board or if there is a separate Chairman of the Board who is also a member of management, our Corporate Governance Guidelines provide for the designation of one of the independent directors as lead director. The lead director schedules and presides at executive sessions of non-management directors (and, if any non-management director is not independent, executive sessions of independent directors). As required, the lead director also facilitates communication between other members of the Board and the Chairman of the Board or the Chief Executive Officer. Since our Chairman of the Board, Mr. Richard Sands, serves as a member of management, a lead director has been designated. Currently, Mr. Locke serves in this capacity. Our Corporate Governance Guidelines provide that there is no fixed schedule for the rotation of the lead director, although rotation may be desirable from time to time. We believe this structure is appropriate as it provides us with a Chairman who is a significant stockholder and has provided nearly forty years of service to us, including over a decade of service as Chief Executive Officer; a current Chief Executive Officer who is also a significant stockholder and has also provided over thirty years of service to us in a variety of roles, including a decade of service as Chief Executive Officer; as well as an independent lead director to oversee executive sessions of the Board and to facilitate communications as necessary among management and non-management directors.

Oversight of Risk Management

The Board oversees the management of risks inherent in the operation of our business, with a focus on the most significant risks that we face. The Board performs this oversight role at multiple levels. In connection with its oversight of our strategic direction, as well as operations of our beer and wine and spirits divisions and corporate functions, the Board considers and addresses the primary risks associated with those strategic plans, divisions and functions on a macro level. In addition, each Board committee addresses the risks specific to the function of that committee. For example, the Board committees address the following risks:

•	The Audit Committee performs the Board of Directors’ oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, and reviews and assesses our major financial risk exposures and the manner in which such risks are being monitored and controlled. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements.

•	The Human Resources Committee reviews our executive and non-executive compensation programs and practices as they relate to risk management practices and risk-taking incentives.

•	The Corporate Governance Committee oversees risks related to our governance structure and processes. It administers our related person transaction policy, and as part of that administration process, oversees our processes for mitigating any risks in such transactions. It also annually reviews the pledging of Company stock, if any, by executive officers and directors, and oversees risks related to any such pledging.

We have created a management committee named the Risk Management Oversight Committee. This committee is comprised of members of management whose job functions relate to a wide variety of risk-sensitive areas, including operations, internal audit, finance, accounting, legal, and information technology. The committee meets periodically for the purposes of identifying and assessing risks that we face and developing and implementing processes and procedures to manage, mitigate, or otherwise address identified risks. To facilitate the Board’s and the Board committees’ oversight functions as they relate to risk issues, the Risk Management Oversight Committee periodically reports to, and receives comments from, the Board and the Audit Committee.

Compensation Risk Assessment

In April 2018, the Human Resources Committee received a report from its independent compensation consultant analyzing our executive compensation programs for potential risks created by such programs, as well as the design elements in our programs that mitigate any such risks. The Human Resources Committee also received a comparable report with respect to our non-executive compensation programs prepared by the Human Resources Department. The Human Resources Committee’s review process did not identify any compensation-related risks that it considered reasonably likely to have a material adverse effect on us. The Human Resources Committee reached this conclusion after considering a number of features of our compensation programs that are designed to mitigate risk, including but not limited to: (i) a mix of cash and equity compensation and a mix of short-term and long-term compensation; (ii) effective controls and plan governance, including centralized management by Human Resources and oversight by Finance; (iii) annual short-term incentive compensation that is dependent upon our performance against multiple performance metrics; (iv) a mix of equity awards, including stock options, restricted stock units, and performance share units (for all named executive officers other than the Chairman of the Board); and (v) our robust stock ownership guidelines.

Director Independence

The Board adopted and reviews on an annual basis the Board of Directors’ Corporate Governance Guidelines containing categorical standards for determining director independence. These standards, which were most recently revised on October 1, 2014, are designed to satisfy the applicable requirements of the SEC and the NYSE. The Board of Directors’ Corporate Governance Guidelines, including its categorical standards of independence, are available on our website at www.cbrands.com/investors under the section entitled Board of Directors’ Committee Charters.

Based on the Board of Directors’ Corporate Governance Guidelines, including its categorical standards of independence, the Board has affirmatively determined that none of the following directors had any material relationship with the Company and are therefore independent: Jerry Fowden, Barry A. Fromberg, Robert L. Hanson, Ernesto M. Hernández, Susan Somersille Johnson, James A. Locke III, Daniel J. McCarthy, Judy A. Schmeling, and Keith E. Wandell. Therefore, each director, other than Robert Sands and Richard Sands, is independent, and a majority of the members of the current Board are independent. The Board also previously determined during Frederic Cumenal’s term on the Board (which ended on July 18, 2017) that he met the same standards and qualified as independent.

With respect to the independent directors listed above, consistent with the applicable NYSE requirements, the Board considered the following relevant facts and circumstances in making the independence determinations:

•	From time to time during the past three fiscal years, the Company purchased goods and services from, or sold goods and services to, companies (or subsidiaries or affiliates of such companies) with which Messrs. Fowden, Hernández, Locke, and McCarthy, and Ms. Johnson, are affiliated as officers.

•	From time to time during the past three fiscal years, the Company was also provided financing arrangements by a company (or subsidiaries or affiliates of such company) with which Ms. Johnson is affiliated as an officer.

•	The Company also made certain charitable contributions to a charity with which Mr. Locke is affiliated as a director.

The non-management members of the Board, all of whom are independent, meet periodically in regularly scheduled sessions without management. Each member of the three standing Board committees is independent in accordance with the applicable requirements of the NYSE listing standards, the SEC, and the categorical standards of independence contained within our Board of Directors’ Corporate Governance Guidelines.

Board and Committee Meetings and Committee Membership

During fiscal 2018, the Board of Directors met five times. All of our incumbent directors attended at least 75% of the total number of meetings held by the Board and each committee of the Board on which he or she served during his or her period of service. Our directors are expected to attend each annual meeting of stockholders, and all directors who were at that time standing for re-election attended our 2017 Annual Meeting of Stockholders.

The table below lists our three separately designated, standing Board committees, the directors who currently serve on them, and the number of committee meetings held in fiscal 2018. Each committee operates under a written charter that was approved by the Board and is available on our website at www.cbrands.com/investors.

Audit Committee	Human Resources Committee	Corporate Governance Committee
Mr. Fromberg •	Mr. Fowden ▲	Mr. Fowden
Mr. McCarthy •	Mr. Hanson	Mr. Locke ▲ ∎
Ms. Schmeling ▲ •	Mr. Hernández	Ms. Schmeling
Ms. Johnson
Mr. Wandell
Number of meetings held in fiscal 2018
5	5	4

▲ Chairperson	• Audit Committee financial expert	∎ Lead Director

All directors served on the respective committees listed above for the entire 2018 fiscal year, except: (i) Mr. Cumenal’s service on the Audit Committee ended with his discontinued service on the Board as of July 18, 2017; (ii) Mr. Fromberg served as a member of the Corporate Governance Committee until July 18, 2017, and also on that date Mr. Fromberg ended his service as Chair of the Audit Committee while remaining a member of such committee; (iii) Ms. Johnson became a member of the Board of Directors on July 18, 2017 and began her service on the Human Resources Committee on October 4, 2017; and (iv) on July 18, 2017, Ms. Schmeling became a member of the Corporate Governance Committee and also began serving as Chair of the Audit Committee.

Audit Committee

This committee performs the Board’s oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, including, among other things, the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. In addition, this committee maintains a line of communication between the Board and our financial management, internal auditors, and independent registered public accounting firm. The Board has determined that each member of the Audit Committee is (i) independent (as independence is determined for audit committee members under NYSE listing standards) and (ii) an audit committee financial expert. Mr. McCarthy acquired the relevant experience and expertise required for an audit committee financial expert from his experience as a chief executive officer of a US public company, including certifying the effectiveness of internal controls and procedures in such capacity. Additional information regarding the experience of each committee member is set forth under the heading “Director Nominees.” No committee member simultaneously serves on the audit committees of more than two other public companies.

Corporate Governance Committee

This committee functions as the nominating committee of the Board. The Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria and qualifications for membership approved by the Board and selects, or recommends that the Board select, director nominees for each annual meeting of stockholders. The Corporate Governance Committee advises the Board concerning the appropriate composition of the Board and its committees, develops and recommends corporate governance guidelines to the Board, and advises the Board regarding appropriate corporate governance practices and assists the Board in achieving them. Among other matters, this committee also makes recommendations to the Board with respect to an officer to be designated as Chief Executive Officer, a director to serve as Chairman of the Board, and, if applicable, an independent director to serve as lead director. In addition, this committee advises the Board regarding compensation for the non-management directors and reviews related person transactions involving the Company and its directors, director nominees, executive officers, or significant stockholders.

The Corporate Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers, and other contacts. The Corporate Governance Committee has from time to time engaged the services of independent third-party search firms to assist it in identifying and evaluating potential director candidates who will bring to the Board specific skill sets as established by the Corporate Governance Committee.

The Corporate Governance Committee will also consider director nominations identified by our stockholders. Nominations by stockholders must be provided in a timely manner and must include sufficient biographical information so that the Corporate Governance Committee can appropriately assess the proposed nominee’s background and qualifications. In its assessment of potential candidates, the Corporate Governance Committee will review the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time. For a stockholder to have his or her candidate considered by the Corporate Governance Committee for inclusion as a director nominee at the 2019 Annual Meeting of Stockholders, stockholder submissions of candidates for nomination to the Board must be received in writing at our offices by the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564 no later than February 5, 2019. Potential nominees recommended by a stockholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.

Pursuant to our Board of Directors’ Corporate Governance Guidelines, individual diversity as well as diversity in experience and areas of expertise are factors that are considered by the Corporate Governance Committee in its assessment of candidates. The Board, however, has not adopted any objective diversity-driven criteria or composition requirements. The Board seeks individuals having knowledge and experience in such disciplines as finance and accounting, international business, marketing, law, human resources, and consumer products. The Board also seeks individuals who bring unique and varied perspectives and life experiences to the Board. As such, the Corporate Governance Committee assists the Board by selecting or recommending director candidates who it believes will enhance the overall diversity of the Board.

Human Resources Committee

This committee functions as the compensation committee of the Board. In addition to satisfying the applicable independence requirements of the SEC and the NYSE and qualifying as independent under the Board of Directors’ Corporate Governance Guidelines, the Members of the Human Resources Committee also meet the independence standards for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986 and are considered “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

This committee fulfills the Board’s responsibilities relating to the compensation of our executive officers, including our Chief Executive Officer, and engages an independent consultant to assist the committee in its review and analysis of executive compensation. Additionally, the Human Resources Committee monitors, among other matters, the following: our human resources policies and procedures as they relate to our goals and objectives and good management practices; our material policies and procedures which relate to compliance with pertinent human resources laws and regulations, the ethical conduct of the business as it relates to human resources matters, and the management of human resources capital; and our procedures and internal controls that relate to personnel administration, pay practices, and benefits administration. The Human Resources Committee is responsible for evaluating the performance of our Chief Executive Officer and approves each element of his compensation, as well as the compensation of our other executive officers. This committee also annually reviews with management the Compensation Discussion and Analysis and, as appropriate, recommends to the Board that it be included in our applicable filings with the SEC.

This committee presently oversees our Long-Term Stock Incentive Plan, Annual Management Incentive Plan, and 1989 Employee Stock Purchase Plan, and reviews our senior management development and succession plans as well as other important human resources issues. The Human Resources Committee has not delegated any authority with respect to the compensation of our executive officers. The Human Resources Committee has delegated to our Chief Human Resources Officer limited authority to grant equity awards (including stock options, restricted stock units (RSUs) and performance share units (PSUs)) to non-executive officer employees, subject to certain limitations on the aggregate annual value of such awards and the annual value of awards granted to an individual recipient.

The Role of Our Executive Officers

Executive officers, including our Chairman of the Board and our Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Human Resources Committee as it fulfills its responsibilities regarding executive compensation during each fiscal year. No executive officer has the authority to approve his compensation or to grant awards of equity compensation to himself or to any other executive officer.

The Role of Compensation Consultants

The Human Resources Committee directly engaged Frederic. W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. The scope of services relating to fiscal 2018 executive compensation performed by FW Cook generally consisted of the following:

•	competitive reviews of our executive compensation programs, including a review of current incentive programs, peer group reviews, and external market-check analyses (including a pay-for-performance analysis);

•	plan modification and design recommendations;

•	updates on executive compensation trends and related regulatory rulemaking;

•	an executive compensation risk analysis;

•	a review of the 2018 Compensation Discussion and Analysis; and

•	additional consultant support as needed including review and comment on management proposals and attendance at committee meetings.

FW Cook also serves as the independent compensation consultant to the Corporate Governance Committee of the Board concerning compensation of the non-management directors. The Corporate Governance Committee has directly engaged FW Cook to assist with its review and recommendations concerning the non-management director compensation program for action by the Board in July 2018. During fiscal 2018, FW Cook provided advice and recommendations on executive and director compensation and did not provide us with any additional services.

The Human Resources Committee has considered the independence of FW Cook, as required under NYSE listing rules. The committee has also considered the relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to FW Cook. Based on its reviews, the Human Resources Committee has not identified any conflicts of interest regarding the services of FW Cook or its employees.

During fiscal 2018, management retained Aon Hewitt as its compensation consultant to provide a review and analysis of executive officer roles, responsibilities, and compensation. The Human Resources Committee has also considered the independence of Aon Hewitt, as required under NYSE listing rules, including the relevant factors listed above.

Communications with the Board of Directors

Stockholders or other interested parties may arrange to communicate directly with the directors, the lead director, or the non-management directors as a group by writing to them in the care of the Board of Directors, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. We will forward all such communications (other than unsolicited advertising materials). Stockholders or other interested parties may also communicate concerns via our 24-hour hotline as set forth in the policy regarding Communications from Stockholders or Other Interested Parties available on our website at www.cbrands.com/investors.

Director Compensation

The Corporate Governance Committee advises the Board with regard to compensation of non-management directors. The Corporate Governance Committee has engaged FW Cook as its independent compensation consultant to assist with such matters during fiscal 2018 and fiscal 2019. Management personnel within the Human Resources Department support the Corporate Governance Committee and the Board in their work concerning non-management director compensation. Executive officers, including the Chairman of the Board and the Chief Executive Officer, may make recommendations or provide information to, or answer questions from, the Corporate Governance Committee and the Board regarding non-management director compensation. Messrs. Robert Sands and Richard Sands, who are also employees of the Company, receive no additional compensation for serving as directors.

Our compensation program for non-management members of the Board currently runs on an annual cycle starting with the first Board meeting immediately following the Annual Meeting of Stockholders and includes compensation in the form of cash, restricted stock or RSUs, and stock options. As part of the annual compensation review process, our director compensation program was reviewed by FW Cook. The changes below, recommended by FW Cook, were reviewed and approved by the Board at its July 18, 2017 meeting:

•	Increase the annual Board cash retainer from $70,000 to $92,500;

•	Increase the value of the restricted stock or restricted stock unit component of the annual equity award from $85,000 to $95,000; and

•	Eliminate the $2,500 fee previously paid for each Board meeting attended, and also eliminate the $1,500 fee previously paid for each Committee meeting attended.

In FW Cook’s review and recommendation of the above revisions to our director compensation program, FW Cook informed the committee that the structure of our director compensation program continues to be generally consistent with peer group policy and “best practice” design as recognized by the proxy advisory firms and investor groups, and that the proposed program aligned with market median posture.

The cash component of non-management director compensation now consists of (i) an annual retainer of $92,500, payable in quarterly installments (ii) an annual fee of $15,000 to the Chairs of the Human Resources Committee and the Corporate Governance Committee, payable in quarterly installments, and (iii) an annual fee of $20,000 to the Chair of the Audit Committee, payable in quarterly installments.

Equity awards are another element of non-management director compensation. Each non-management director currently receives annually, if and as approved by the Board, a stock option grant and a restricted stock or RSU award. Under our updated compensation program for non-management directors: (i) the annual Class 1 stock option grant has a grant date fair value, computed in accordance with FASB ASC Topic 718, of $55,000, and (ii) the annual restricted stock or RSU award is not to exceed the number of restricted shares or RSUs obtained by dividing $95,000 by the closing price of a share of Class A Stock on the date of grant. While the Board has the flexibility to determine at the time of each grant the vesting provisions for that grant, historically these stock option awards vest six months following the date of grant and these restricted stock or RSU awards vest one year following the date of grant. U.S. resident directors receive restricted stock and non-U.S. resident directors receive RSUs.

Under the updated program, on July 18, 2017, we granted a stock option award to purchase up to 1,041 shares of Class 1 Stock to each non-management director who then served on the Board. These awards reflected an exercise price of $197.18 per share, vesting on the six-month anniversary of the date of grant and a ten-year exercise period. In addition, on July 18, 2017, each U.S. resident non-management director who then served on the Board was also granted 481 restricted shares of Class A Stock. Mr. Hernández, a non-U.S. resident director, was granted 481 RSUs. On the date of these grants, the closing price of Class A Stock was $197.18 per share. Subject to applicable provisions in the award documents, the restricted stock or RSUs will vest on the one-year anniversary of the date of grant, or earlier in the event a director dies or becomes disabled, we undergo a change-in-control, or the director’s term expires without him or her being renominated other than for cause.

We reimburse our non-management directors for reasonable expenses incurred in connection with attending Board and Board committee meetings. We also provide our non-management directors with complimentary products having a value of up to $5,000 per calendar year.

We maintain a charitable matching program pursuant to which we will match donations by employees and directors up to $2,500 per person per fiscal year to charitable organizations focused on health, education, or the arts. Non-management directors are eligible to participate on the same terms as employees. During fiscal 2018, Ms. Johnson had one $2,500 donation matched by us under this program.

Director Compensation in Fiscal 2018

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Frederic Cumenal (5)	38,667				38,667
Jerry Fowden	114,625	94,844	54,975		264,444
Barry A. Fromberg	107,958	94,844	54,975		257,777
Robert L. Hanson	95,125	94,844	54,975		244,944
Ernesto M. Hernández	95,125	94,844	54,975	4,286	249,230
Susan Somersille Johnson (6)	53,958	94,844	54,975	2,500	206,277
James A. Locke III	110,125	94,844	54,975		259,944
Daniel J. McCarthy	95,125	94,844	54,975		244,944
Judy A. Schmeling	106,792	94,844	54,975		256,611
Keith E. Wandell	95,125	94,844	54,975		244,944

(1)	This column reflects the following amounts earned during fiscal 2018: (i) a cash retainer for Board service, (ii) fees for Board and committee meeting attendance incurred prior to the change in the Board’s compensation program in July, and (iii) fees for serving as a committee Chair. In determining these amounts, partial year Board retainers and Chair fees have been prorated to the nearest whole month.

(2)	These amounts represent the full grant date fair value of awards of restricted stock and RSUs granted in fiscal 2018. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the directors. The aggregate number of shares of unvested restricted stock (or unvested RSUs in the case of Mr. Hernández) held at the end of fiscal 2018 was 481 shares/RSUs by each non-management director.

(3)	These amounts represent the grant date fair value of stock options granted in fiscal 2018 computed in accordance with FASB ASC Topic 718. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Assumptions used in calculating these values may be found in Note 16 of our financial statements in our 2018 Form 10-K. All fiscal 2018 stock option awards to directors fully vested during fiscal 2018, and we completely expensed these awards during fiscal 2018. These amounts reflect our aggregate accounting expense for these awards in accordance with FASB ASC Topic 718 and do not necessarily correspond to the actual values that will be realized by the directors. The aggregate number of shares subject to stock option awards outstanding at the end of fiscal 2018 for each non-management director was: Mr. Cumenal – 1,267; Mr. Fowden – 29,390; Mr. Fromberg – 44,320; Mr. Hanson – 9,142; Mr. Hernández – 5,086; Ms. Johnson – 1,041; Mr. Locke – 44,320; Mr. McCarthy – 3,480; Ms. Schmeling – 9,142; and Mr. Wandell – 12,660.

(4)

The value of perquisites and other personal benefits provided to each of our non-management directors for fiscal 2018 was less than $10,000. The amount reflected for Ms. Johnson represents a matching donation provided by the

Company pursuant to a charitable matching program available to all U.S. employees and directors (as further described in the narrative description of director compensation immediately preceding this table). Mr. Hernandez received a one-time income tax preparation payment of $3,000 and a related tax reimbursement payment of $1,286 to address a tax information reporting matter.

(5)	Mr. Cumenal did not stand for re-election at the 2017 Annual Meeting of Stockholders.

(6)	Ms. Johnson joined the Board on July 18, 2017, the date of our 2017 Annual Meeting of Stockholders.

Proposal 1 – Election of Directors

Director Nominees

The Board has nominated eleven (11) directors to be elected by the stockholders at the Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees for election to the Board are Jerry Fowden, Barry A. Fromberg, Robert L. Hanson, Ernesto M. Hernández, Susan Somersille Johnson, James A. Locke III, Daniel J. McCarthy, Richard Sands, Robert Sands, Judy A. Schmeling, and Keith E. Wandell, all of whom are currently serving as directors of the Company until the Meeting and until their successors are elected and qualified. Of the eleven (11) nominees, Messrs. Hanson, Hernández, and Wandell have been designated as the three (3) nominees to be elected by holders of Class A Stock, voting as a separate class. The remaining eight (8) nominees are to be elected by holders of Class A Stock and holders of Class B Stock, voting together as a single class.

Each of these nominees was recommended to the Board by the Corporate Governance Committee of the Board. In making its recommendation, the Corporate Governance Committee considered (i) the experience, qualifications, attributes, and skills of each nominee, (ii) each director’s past performance on and contributions to the Board, and (iii) which director nominees should be presented for election by holders of Class A Stock and which director nominees should be presented for election by holders of Class A Stock and holders of Class B Stock, voting as a single class. Management does not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the Meeting, proxies will be voted FOR another nominee or nominees to be selected by the Board. The reported age of each nominee as presented in the following biographies is as of June 1, 2018.

JERRY FOWDEN	• Age 61 • Director since 2010	Committee(s): • Compensation (Chair) • Corporate Governance

Mr. Fowden has served as Chief Executive Officer of Cott Corporation (NYSE: COT), an international beverage manufacturer and distributor as well as a leading North American and European provider of water, coffee, tea and filtration services, since February 2009 having joined Cott in September 2007. He has also served as a member of Cott’s Board of Directors since March 2009. Prior to joining Cott, he served as Chief Executive Officer of Trader Media Group, undertook various roles with AB InBev, including global Chief Operating Officer and Chief Executive Officer of the AB InBev subsidiary Bass Brewers, was Managing Director of the Rank Group’s Hospitality Division and served on the Rank Group Plc’s Board of Directors, was Chief Executive Officer of Hero AG’s European beverage operations, and undertook various international roles within PepsiCo’s beverage operations across the US, Europe, Middle East and Africa, as well as having sales, marketing and management roles with Mars pet care operations. Mr. Fowden has not served as a director of any other public company (other than for Cott Corporation) during the past five years. Mr. Fowden is a current chief executive officer of a public company and brings to the Board his extensive experience in executive leadership, the beverage industry, and international operations.

BARRY A. FROMBERG	• Age 63 • Director since 2006	Committee(s): • Audit

Mr. Fromberg has served as Senior Advisor to the Chief Executive Officer of HNI Healthcare, a technology-enabled health care services company, since January 1, 2018, and was Vice Chairman from June 2017 to January 2018. He served as Chief Financial Officer of HNI Healthcare from June 2010 to June 2017. Prior to that, Mr. Fromberg served as Executive Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 1998 to 2006. From 1995 to 1998, Mr. Fromberg served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc., a provider of wireless communications services; and from 1993 to 1995 he was Senior Vice President and Chief Financial Officer of Paging Network, Inc. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator, from 1987 to 1993. He is a Certified Public Accountant. From 2010 until February 2017, Mr. Fromberg served on the Board of Directors of Xtera Communications, Inc. Mr. Fromberg brings to the Board extensive accounting, audit and financial reporting expertise, having served as chief financial officer of two public corporations as well as having held senior financial and leadership roles at a variety of public and private corporations over the course of his career.

ROBERT L. HANSON	• Age 55 • Director since 2013	Committee(s): • Compensation

Mr. Hanson has served as Chief Executive Officer of John Hardy Global Limited, a luxury jewelry brand, since August 1, 2014. Prior to that, Mr. Hanson served as Chief Executive Officer and a Director of American Eagle Outfitters, Inc., a leading global specialty retailer of clothing, accessories and personal care products from January 2012 to January 2014. Mr. Hanson served Levi Strauss & Co. from 1988 to 2011 in a variety of important leadership roles across multiple brands where he led cross-functional teams, including merchandising, product development, multi-channel operations, marketing and creative teams, in addition to a full support staff. Mr. Hanson’s roles at Levi’s included serving as Global President of the Levi’s Brand from 2010 to 2011; President, Levi’s Strauss Americas/North America from 2006 to 2010; President, Levi’s Brand U.S. from 2001 to 2006; and President/Vice President, Levi’s Europe/Africa/Middle East from 1998 to 2001. Mr. Hanson has not served as a director of any other public company (other than for American Eagle Outfitters, Inc.) during the past five years. Mr. Hanson is a sitting chief executive officer and also a former chief executive officer of a public company and brings to the Board extensive knowledge and understanding of global operations, management, and stewardship of premium brands.

ERNESTO M. HERNÁNDEZ	• Age 60 • Director since 2014	Committee(s): • Compensation

Mr. Hernández has since June 2011 been President and Managing Director of General Motors de Mexico, S. de R.L. de C.V., a subsidiary of General Motors Company, a global automobile manufacturing company which through a subsidiary also provides automotive financing services. Prior to that appointment he served as Vice President and Executive Director of Sales, Service and Marketing of General Motors de Mexico, S. de R.L. de C.V., having served in that role from April 2003 through May 2011. Mr. Hernández began his career with General Motors de Mexico, S. de R.L. de C.V. in 1980 and has held numerous positions of growing responsibility within that company. Mr. Hernández has not served as a director of any other public company during the past five years.

Mr. Hernández brings to the Board his extensive leadership skills, insight, and perspective from his many years of service with a major manufacturing company as well as valuable insights regarding Mexican business operations.

SUSAN SOMERSILLE JOHNSON	• Age 52 • Director since 2017	Committee(s): • Compensation

Susan Somersille Johnson has served as Chief Marketing Officer of SunTrust Banks, Inc. (NYSE: STI), a financial services provider, since August 2014. Prior to that she served as the Vice President of Global Marketing at NCR Corp. from April 2012 to August 2014. She also served as Global Head of Operator Marketing at Nokia and held leadership role in a number of technology organizations, including Nuance Communications, Fujitsu, and Apple. Ms. Johnson has not served as a director of any other public company during the past five years. Ms. Johnson brings to the Board a proven track record of building and revitalizing brands by enhancing the client experience and a combination of skills across creative and analytical marketing specializing in big data to draw on consumer insights.

JAMES A. LOCKE III	• Age 76 • Director since 1983	Committee(s): • Corporate Governance (Chair)

Mr. Locke has been engaged in the practice of business and corporate law, including primarily mergers and acquisitions, since 1971. Currently, Mr. Locke is Senior Counsel to the law firm of Nixon Peabody LLP. From 1996 through January 2008, he was a partner with Nixon Peabody LLP. He is located in the Rochester, New York office of the firm. Nixon Peabody LLP is the Company’s principal outside counsel. Prior to joining Nixon Peabody LLP, Mr. Locke practiced law in Rochester as a partner with another law firm. Mr. Locke has not served as a director of any other public company during the past five years. Mr. Locke brings to the Board his extensive knowledge in the areas of business and corporate law, corporate governance, and mergers and acquisitions. He also has had direct experience with the Company and its management since the Company first became a public company, including through his more than 30 years of service on the Board. As a result, he is able to have a broad understanding of and provide insight and guidance with respect to the Company’s development and strategies. He currently serves as the lead director.

DANIEL J. McCARTHY	• Age 54 • Director since 2015	Committee(s): • Audit

Mr. McCarthy has since April 2015 served as President and Chief Executive Officer of Frontier Communications Corporation (NasdaqGS: FTR), a communications company. He was elected to the Frontier Board of Directors in May 2014. Prior to that he was President and Chief Operating Officer from April 2012 to April 2015, and, previously, was Executive Vice President and Chief Operating Officer from January 2006 to April 2012, Senior Vice President, Field Operations from December 2004 to December 2005, and Senior Vice President, Broadband Operations from January 2004 to December 2004. Mr. McCarthy began his career with Frontier Communications Corporation in 1990 and has held numerous positions of increasing responsibility within that company. Mr. McCarthy has not served as a director of any other public company (other than Frontier Communications Corporation) during the past five years. Mr. McCarthy brings to the Board his leadership skills as well as his experience in strategic planning, financial reporting, the competitive environment, mergers and acquisitions, and regulatory affairs.

RICHARD SANDS	• Age 67 • Director since 1982

Richard Sands is the Chairman of the Board of the Company. He has been employed by the Company in various capacities since 1979. Mr. Sands was elected Chairman of the Board in September 1999. He served as Chief Executive Officer from October 1993 to July 2007; as President from May 1986 to December 2002; as Chief Operating Officer from May 1986 to October 1993; and as Executive Vice President from 1982 to May 1986. Mr. Sands has not served as a director of any other public company during the past five years. Mr. Sands is the brother of Robert Sands, the Company’s President and Chief Executive Officer, and a son of the Company’s founder, the late Marvin Sands. He is also a significant stockholder of the Company. Mr. Sands brings to the Board a depth and breadth of knowledge of the Company based on nearly forty years of service, which includes over 13 years of service as Chief Executive Officer. Mr. Sands has extensive experience with the Company’s management, operations and strategic direction, as well as substantial knowledge regarding the beverage alcohol industry.

ROBERT SANDS	• Age 59 • Director since 1990

Robert Sands is the Chief Executive Officer of the Company. He was appointed Chief Executive Officer in July 2007 and also served as President from December 2002 to February 2017. Mr. Sands also served as Chief Operating Officer from December 2002 to July 2007; as Group President from April 2000 through December 2002; as Chief Executive Officer, International from December 1998 through April 2000; as Executive Vice President from October 1993 through April 2000; as General Counsel from June 1986 to May 2000; and as Vice President from June 1990 through October 1993. Mr. Sands has not served as a director of any other public company during the past five years. Mr. Sands is the brother of Richard Sands, the Company’s Chairman of the Board, and a son of the Company’s founder, the late Marvin Sands. He is also a significant stockholder of the Company. Mr. Sands brings to the Board over 30 years of experience in a variety of legal, operational, and management roles at the Company, including approximately nine years of service as Chief Executive Officer. He also possesses substantial knowledge of, and has extensive relationships within, the beverage alcohol industry.

JUDY A. SCHMELING	• Age 58 • Director since 2013	Committee(s): • Audit (Chair) • Corporate Governance

Ms. Schmeling served as Chief Operating Officer of HSN, Inc., an interactive multichannel retailer, from May 2013 to December 2017 and as President of Cornerstone Brands, a retailing segment of HSN, Inc. from August 2016 to December 2017. She also served as Chief Financial Officer of HSN, Inc. from May 2013 to November 2016. From August 2008 to May 2013, Ms. Schmeling served as HSN, Inc.’s Executive Vice President and Chief Financial Officer. Prior to that, Ms. Schmeling held positions of increasing responsibility within the HSN operating segment. She served as Executive Vice President and Chief Financial Officer of HSN (when it was IAC Retailing) from February 2002 to August 2008; as Senior Vice President, Finance from November 1999 to February 2002; as Chief Operating Officer of international operations from January 2001 to February 2002; as Vice President, Strategic Planning and Analysis from January 1998 to November 1999; and as Director of Investor Relations and

Operating Vice President, Finance from September 1994 to January 1998 (during the time when HSN was a separately traded public company). Ms. Schmeling has not served as a director of any other public company during the past five years. Ms. Schmeling has been a chief operating officer of a public company and brings to the Board extensive accounting and financial expertise and valuable experience associated with operations as well as with the oversight of treasury, financial planning and analysis, tax, and investor relations functions.

KEITH E. WANDELL	• Age 68 • Director since 2011	Committee(s): • Compensation

Mr. Wandell is the retired Chairman of the Board, President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer. He served as Chairman of the Board from February 2012 to April 2015 and as President and Chief Executive Officer from May 2009 until May 2015. Prior to that, Mr. Wandell served as the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions from 2006 to 2009. He also served at Johnson Controls as Executive Vice President from 2005 to 2006; Corporate Vice President from 1997 to 2005; President of the Automotive Experience business from 2003 to 2006; and President of the Power Solutions business from 1998 to 2003. Mr. Wandell has served as Chairman of the Board of Exide Technologies, a global provider of stored electrical energy solutions, since April 30, 2015. Mr. Wandell is a director and the Non-Executive Chairman of the Board of Dana Holding Corporation (NYSE: DAN), a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies, and a director of Dover Corp. (NYSE: DOV), a diversified global manufacturer. Mr. Wandell served as a director of Harley-Davidson, Inc. from 2009 until April 2015. Mr. Wandell is a former chief executive officer of a public company and brings to the Board his expertise in executive leadership, international business matters, operations, and oversight of a global premium brand.

Additional information concerning the director nominees is set forth under the headings “Certain Relationships and Related Transactions” and “The Board of Directors and Committees of the Board.” For information with respect to the number of shares of the Company’s common stock beneficially owned by each of the above-named director nominees, see the tables and the footnotes under the heading “Beneficial Ownership.”

Vote Required

Directors will be elected at the Meeting pursuant to Proposal 1 in the following manner. A plurality of the votes cast at the Meeting by holders of Class A Stock is required for the election of the three (3) directors to be elected by holders of Class A Stock. A plurality of the votes cast at the Meeting by holders of Class A Stock and holders of Class B Stock voting together as a single class is required for the election of the eight (8) directors to be elected by holders of Class A Stock and holders of Class B Stock voting as a single class, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” all nominees. Unless authority to vote for one or more of the nominees is specifically withheld, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR all of the nominees for whom you are entitled to vote.

Beneficial Ownership

This section presents information concerning the beneficial ownership of our common stock by certain individuals, entities and groups. Determinations as to whether a particular individual, entity or group is the beneficial owner of our common stock have been made in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a person is deemed to be the beneficial owner of any shares as to which such person: (i) directly or indirectly has or shares voting power or investment power, or (ii) has the right to acquire such voting or investment power within sixty (60) days through the exercise of any stock option or other right. The fact that a person is the beneficial owner of shares for purposes of Rule 13d-3 does not necessarily mean that such person would be the beneficial owner of securities for other purposes. The percentages of beneficial ownership reported in this section were calculated on the basis of 168,070,829 shares of Class A Stock, 23,324,443 shares of Class B Stock, and 7,088 shares of Class 1 Stock outstanding as of the close of business on May 11, 2018, subject to adjustment as appropriate in each particular case in accordance with Rule 13d-3.

Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock

The following tables present information, as of May 11, 2018 (except the information relating to those certain entities described in footnotes (11) through (13) to the tables is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership at May 11, 2018), regarding the beneficial ownership of Class A Stock or Class B Stock by each person who is known to be the beneficial owner of more than 5% of such classes of stock. Many shares reported in the following tables for Robert Sands, our Chief Executive Officer, Richard Sands, our Chairman of the Board, and other Sands related beneficial owners are reflected more than once as many of those shares are held by various Sands family related investment vehicles and foundations in which more than one of the beneficial owners listed in the tables below serves as a partner, manager, trustee, director or officer. The information reported for the “stockholders group” in the tables and footnotes below effectively represents the aggregate shares beneficially owned by Messrs. Robert and Richard Sands and other Sands related beneficial owners without counting any shares more than once. This stockholders group beneficially owns an aggregate of 29,977,121 shares of Class A Stock and Class B Stock. The outstanding shares included in this number represent approximately 16% of the combined outstanding Class A Stock and Class B Stock and approximately 59% of the combined voting power of the outstanding Class A Stock and Class B Stock when voting together as a single class. Except as otherwise noted below, the address of each person or entity listed in the tables is c/o Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

Class A Stock

	Amount and Nature of Beneficial Ownership
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total Shares (1)		Percent of Class (1)
Name and Address of Beneficial Owner					Class A Only	If Class B Converted	Class A Only	If Class B Converted
Robert Sands	601,060(2)	763,232(3)	601,060(2)	6,383,324(3)	6,984,384	29,731,170	4.2%	15.6%
Richard Sands	208,601(4)	763,232(5)	208,601(4)	6,383,324(5)	6,591,925	29,376,061	3.9%	15.4%
Abigail Bennett	58,030(7)	—	58,030(7)	1,190,908(6)	1,248,938	9,343,489	0.7%	5.3%
Zachary Stern	33,415	—	33,415	1,190,908(6)	1,224,323	9,298,179	0.7%	5.3%
A&Z 2015 Business Holdings LP (8)	—	1,190,908(8)	—	1,190,908(8)	1,190,908	9,264,764	0.7%	5.3%
Astra Legacy LLC (9)	—	5,620,092(9)	—	—	5,620,092	28,366,878	3.3%	14.9%
Stockholders Group Pursuant to Section13(d)(3) of the Securities Exchange Act of 1934 (10)	—	7,192,985(10)	—	7,192,985(10)	7,192,985	29,977,121	4.3%	15.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355 (11)	244,177	46,272	11,705,948	283,947	11,989,895	NA	7.1%	NA
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (12)	10,209,511	—	11,710,622	—	11,710,622	NA	7.0%	NA
Soroban Capital GP LLC 55 West 46th Street 32nd Floor New York, NY 10036 (13)	—	9,901,275	—	9,901,275	9,901,275	NA	5.9%	NA

Class B Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total
Robert Sands	— (2)	—	—	22,746,786(3)	22,746,786	97.5%
Richard Sands	37,350(4)	—	37,350(4)	22,746,786(5)	22,784,136	97.7%
Abigail Bennett	20,695(7)	—	20,695(7)	8,073,856(6)	8,094,551	34.7%
Zachary Stern	—	—	—	8,073,856(6)	8,073,856	34.6%
A&Z 2015 Business Holdings LP (8)	—	8,073,856(8)	—	8,073,856(8)	8,073,856	34.6%
Astra Legacy LLC (9)	—	22,746,786(9)	—	—	22,746,786	97.5%
RES Business Holdings LP (14)	—	5,300,000(14)	—	5,300,000(14)	5,300,000	22.7%
RSS Business Holdings LP (15)	—	4,518,258(15)	—	4,518,258(15)	4,518,258	19.4%
RCT 2015 Business Holdings LP (16)	—	1,350,000(16)	—	1,350,000(16)	1,350,000	5.8%
RHT 2015 Business Holdings LP (17)	—	1,350,000(17)	—	1,350,000(17)	1,350,000	5.8%
RSS 2015 Business Holdings LP (18)	—	1,162,492(18)	—	1,162,492(18)	1,162,492	5.0%
Stockholders Group Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934 (10)	—	22,784,136(10)	—	22,784,136(10)	22,784,136	97.7%

NA = Not Applicable

(1)	The numbers and percentages reported do not take into account shares of Class A Stock that can be received upon the conversion of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 11, 2018 (the “Class 1 Option Shares”). These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Option Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Option Shares are provided in footnotes where appropriate.

(2)	The reported shares of Class A Stock with respect to which Robert Sands has sole power to vote or dispose, as noted in footnote (1), exclude (i) 1,791,342 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares, and (ii) an additional 43,199 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares that would be acquirable within sixty (60) days after May 11, 2018, as discussed in footnote (3) of the table under the heading “Beneficial security Ownership of Directors and Executive Officers.” If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Option Shares (including the 43,199 shares noted above) were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 8,818,925 shares of Class A Stock, representing 5.2% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 31,565,711 shares of Class A Stock, representing 16.4% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(3)	The reported shares of Class A Stock over which Robert Sands has the shared power to vote or dispose include 763,232 shares of Class A Stock held by two family foundations where Robert Sands serves as a director and officer. The reported shares of Class A Stock and Class B Stock over which Robert Sands has the shared power to dispose also include 5,620,092 shares of Class A Stock and 22,746,786 shares of Class B Stock held by several family limited partnerships of which Mr. Sands indirectly controls a co-general partner. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Richard Sands and the stockholders group described in footnote (10). Amounts reflected in the tables above do not include 21,098 shares of Class A Stock owned directly, or indirectly, by Robert Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(4)	The reported shares of Class A Stock with respect to which Richard Sands has sole power to vote or dispose, as noted in footnote (1), exclude (i) 2,454,542 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares, and (ii) an additional 63,112 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares that would be acquirable within sixty (60) days after May 11, 2018, as discussed in footnote (3) of the table under the heading “Beneficial Security Ownership of Directors and Executive Officers.” If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Option Shares (including the 63,112 shares noted above) were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 9,109,579 shares of Class A Stock, representing 5.3% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 31,893,715 shares of Class A Stock, representing 16.5% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(5)	The reported shares of Class A Stock over which Richard Sands has the shared power to vote or dispose include 763,232 shares of Class A Stock held by two family foundations where Richard Sands serves as a director and officer. The reported shares of Class A Stock and Class B Stock over which Richard Sands has the shared power to dispose also include 5,620,092 shares of Class A Stock and 22,746,786 shares of Class B Stock held by several family limited partnerships of which Mr. Sands indirectly controls a co-general partner. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Robert Sands and the stockholders group described in footnote (10). Amounts reflected in the tables above do not include 15,720 shares of Class A Stock owned by Richard Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(6)	The reported shares of Class A Stock and Class B Stock over which Ms. Bennett and Mr. Stern each have shared power to dispose include 1,190,908 shares of Class A Stock and 8,073,856 shares of Class B Stock held by A&Z 2015 Business Holdings LP. The reporting of such shares as beneficially owned by Ms. Bennett and Mr. Stern shall not be construed as an admission that either of them is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Robert Sands, Richard Sands, A&Z 2015 Business Holdings LP, Astra Legacy LLC and the stockholders group described in footnote (10).

(7)	The reported shares of Class A Stock and Class B Stock over which Abigail Bennett has the sole power to vote and dispose include 20,615 shares of Class A Stock and 20,695 shares of Class B Stock held by family trusts of which Ms. Bennett is the investment and independent trustee. The reporting of such shares as beneficially owned by Ms. Bennett shall not be construed as an admission that she is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise.

(8)	The co-general partners of A&Z 2015 Business Holdings LP are A&Z 2015 Business Management LLC and WildStar Partners LLC (“WildStar”). The shares held by A&Z 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Abigail Bennett, Zachary Stern, Astra Legacy LLC and the stockholders group described in footnote (10).

(9)	Astra Legacy LLC serves as voting manager to various Sands family entities including A&Z 2015 Business Holdings LP, RCT 2015 Business Holdings LP, RHT 2015 Business Holdings LP, RSS 2015 Business Holdings LP, RES Business Holdings LP and RSS Business Holdings LP. Certain of the reported shares are also included in the number of shares beneficially owned by each such entity, Robert Sands, Richard Sands, Abigail Bennett, Zachary Stern, and the stockholders group described in footnote (10).

(10)	The stockholders group, as reported, consists of Robert Sands, Richard Sands, and Astra Legacy LLC. The reporting of shares as beneficially owned by the stockholders group shall not be construed as an admission that an agreement to act in concert exists or that the stockholders group is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The shares reported as beneficially owned by Robert Sands, Richard Sands, and Astra Legacy LLC are included in the shares reported as beneficially owned by the stockholders group. If the shares of Class A Stock that can be received upon the conversion of Robert Sands’ and Richard Sands’ Class 1 Option Shares (including their additional 43,199 and 63,112 shares noted in footnotes (2) and (4) above) were included in the shares of Class A Stock beneficially owned by the stockholders group, the stockholders group would beneficially own a total of (i) 11,545,180 shares of Class A Stock, representing 6.7% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were not converted, and (ii) 34,329,316 shares of Class A Stock, representing 17.6% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were converted. Certain shares of Class A Stock and Class B Stock were pledged as of May 11, 2018 as follows: (i) an aggregate of 312,500 shares of Class A Stock and 937,500 shares of Class B Stock were pledged to a financial institution to secure obligations of Sands family investment vehicles (the “Borrower”) under a credit facility, (ii) an aggregate of 2,111,322 shares of Class A Stock and 5,021,678 shares of Class B Stock were pledged to a second financial institution to secure obligations of the Borrower under a separate credit facility, (iii) an aggregate of 150,000 shares of Class A Stock and 750,000 shares of Class B Stock were pledged to a third financial institution to secure obligations of the Borrower under a separate credit facility, (iv) an aggregate of 880,236 shares of Class A Stock and 860,000 shares of Class B Stock were pledged to a fourth financial institution, and (v) an aggregate of 500,000 shares of Class B Stock were pledged to one additional financial institution to secure obligations of the Borrower under a separate credit facility. All of these pledged shares are included in the shares reported as beneficially owned by the stockholders group. Subject to the terms of the various credit facilities, the number of shares of Class A Stock and Class B Stock pledged to secure the credit facilities may increase or decrease from time to time and may be moved by the applicable pledgors among the various financial institutions from time to time. In the event of noncompliance with certain covenants under the credit facilities, the financial institutions have certain remedies including the right to sell the pledged shares subject to certain protections afforded to the borrowers and pledgors. However, pursuant to the terms of the various credit facilities, the financial institutions would be required to convert the Class B Stock to Class A Stock prior to any sales.

(11)	Information concerning The Vanguard Group, Inc. presented in the table is based solely on the information reported in Amendment 6 to the Schedule 13G of The Vanguard Group, Inc. filed on February 9, 2018.

(12)	Information concerning BlackRock, Inc. presented in the table is based solely on the information reported in Amendment 3 to the Schedule 13G of BlackRock, Inc. filed on January 29, 2018.

(13)	Information concerning Soroban Capital GP LLC presented in the table is based solely on the information reported in Amendment 1 to the Schedule 13G of Soroban Capital GP LLC filed on February 14, 2018 (the “Soroban Capital Filing”). The Soroban Capital Filing indicates that each of Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC, and Eric W. Mandelblatt share voting and dispositive power with respect to all 9,901,275 shares.

(14)	The shares held by RES Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RES Business Holdings LP are WildStar and RES Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RES Business Holdings LP into Class A Stock, RES Business Holdings LP would beneficially own 5,300,000 shares of Class A Stock, representing 3.1% of the outstanding Class A Stock after such conversion.

(15)

The shares held by RSS Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RSS Business Holdings LP are WildStar and RSS Business Management LLC, which owns 156 shares of Class B Stock directly.

Assuming the conversion of Class B Stock beneficially owned by RSS Business Holdings LP into Class A Stock, RSS Business Holdings LP would beneficially own 4,518,258 shares of Class A Stock, representing 2.6% of the outstanding Class A Stock after such conversion.

(16)	The shares held by RCT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RCT 2015 Business Holdings LP are WildStar and RCT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RCT 2015 Business Holdings LP into Class A Stock, RCT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(17)	The shares held by RHT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RHT 2015 Business Holdings LP are WildStar and RHT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RHT 2015 Business Holdings LP into Class A Stock, RHT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(18)	The shares held by RSS 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Astra Legacy LLC and the stockholders group described in footnote (10). The co-general partners of RSS 2015 Business Holdings LP are WildStar and RSS 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RSS 2015 Business Holdings LP into Class A Stock, RSS 2015 Business Holdings LP would beneficially own 1,162,492 shares of Class A Stock, representing 0.7% of the outstanding Class A Stock after such conversion.

Beneficial Security Ownership of Directors and Executive Officers

The Board has established guidelines for the minimum amounts of our common stock that our non-management directors and executive officers should beneficially own. These guidelines for stock ownership consider the length of a director’s tenure on the Board or an executive officer’s tenure as an executive officer. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, unvested restricted stock, unvested restricted stock units, and unvested performance share units after the relevant performance period has been completed and the Human Resources Committee has certified the number of shares that will be issued upon satisfaction of the service requirement.

The guideline for non-management directors is the beneficial ownership of five (5) times the annual cash retainer fee paid to them. The guideline for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. The Chairman of the Board and the President and Chief Executive Officer each has a stock ownership guideline of six (6) times his annual base salary. Each of the other executive officers has a stock ownership guideline of three (3) times his annual base salary. As of May 11, 2018, each of our non-management directors and each of our executive officers had either met his or her respective target or was within the five-year window for doing so.

The following table sets forth, as of May 11, 2018, the beneficial ownership of Class A Stock, Class B Stock, and Class 1 Stock by our directors, the named executive officers (as defined under the heading “Compensation Tables and Related Information” below) and all of our directors and executive officers as a group. The Class A Stock information in the table below does not include shares of Class A Stock that are issuable upon the conversion of either Class B Stock or Class 1 Stock, although such information is provided in footnotes where applicable. Unless otherwise noted, the individuals listed in the table have sole voting and dispositive power with respect to the shares attributed to them.

Name of Beneficial Owner	Class A Stock(1)		Class B Stock		Class 1 Stock(1)
					Shares Beneficially Owned
	Shares Beneficially Owned (2)(3)	Percent of Class Beneficially Owned	Shares Beneficially Owned	Percent of Class Beneficially Owned	Outstanding Shares	Shares Acquirable Within 60 Days (4)(3)	Total Shares	Percent of Class Beneficially Owned (5)
Robert Sands (6)	6,984,384	4.2%	22,746,786	97.5%	—	1,791,342	1,791,342	99.6%
Richard Sands (6)	6,591,925	3.9%	22,784,136	97.7%	—	2,454,542	2,454,542	99.7%
David Klein	43,824	*(7)	—	*	—	101,095	101,095	93.4%
William A. Newlands	13,163	*(7)	—	*	—	26,444	26,444	78.9%
Thomas J. Mullin (8)	54,825	*(7)	—	*	—	164,225(8)	164,225	95.9%
Jerry Fowden	16,973	*(7)	—	*	—	29,390	29,390	80.6%
Barry A. Fromberg	19,296	*(7)	—	*	4,538	37,922	42,460	94.3%
Robert L. Hanson	4,535	*(7)	—	*	—	9,142	9,142	56.3%
Ernesto M. Hernández	1,175	*(7)	—	*	—	5,086	5,086	41.8%
Susan Somersille Johnson	481	*(7)	—	*	—	1,041	1,041	12.8%
James A. Locke III	38,556	*(7)(9)	264	*	—	37,922	37,922	84.3%
Daniel J. McCarthy	1,704	*(7)	—	*	—	3,480	3,480	32.9%
Judy A. Schmeling	4,535	*(7)	—	*	—	9,142	9,142	56.3%
Keith E. Wandell	3,882	*(7)	—	*	—	12,660	12,660	64.1%
All Executive Officers and Directors as a Group (17 persons) (10)	7,455,321	4.4%(10)	22,784,400	97.7%	4,538	4,745,976	4,750,514	99.9%

*	Percentage does not exceed one percent (1%) of the outstanding shares of such class.

(1)	The numbers and percentages reported with respect to Class A Stock do not take into account shares of Class A Stock that can be received upon the conversion of Class 1 Stock or Class 1 Option Shares. These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Stock or Class 1 Option Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Stock or Class 1 Option Shares are provided in footnotes where appropriate.

(2)	The number of shares of Class A Stock reported reflects the shares of Class A Stock outstanding for each individual, as well as for the Executive Officers and Directors as a Group, as of May 11, 2018; none of them have shares acquirable within sixty (60) days after May 11, 2018.

(3)	Excludes shares that would be acquirable within sixty (60) days after May 11, 2018 upon a retirement, as that term is defined under the Company’s Long-Term Stock Incentive Plan. In light of their respective ages and years of service at the Company, Mr. Robert Sands and Mr. Richard Sands would meet the Plan’s eligibility requirement for voluntary retirement. As such, certain equity granted under the Plan would vest upon a retirement and additional stock options would be acquirable within sixty (60) days after May 11, 2018. The additional number of shares that each such person can acquire within sixty (60) days after May 11, 2018 upon a voluntary retirement and the corresponding percentages of ownership are provided in footnotes where appropriate.

(4)	Reflects the number of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 11, 2018.

(5)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, the percentages reported with respect to Class 1 Stock are calculated on the basis that (i) the relevant director, executive officer or group holds the shares of Class 1 Stock that can be purchased by exercising Class 1 Option Shares that are exercisable on or within sixty (60) days after May 11, 2018 by such director, executive officer or group, and (ii) the only outstanding shares of Class 1 Stock are the shares deemed to be held by such director, executive officer or group, as applicable, and the 7,088 shares of Class 1 Stock outstanding as of May 11, 2018. The high percentages reported for each director, executive and group are a function of the small number of shares of Class 1 Stock outstanding as of May 11, 2018 and this calculation methodology.

(6)	See tables and footnotes under the heading “Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock” for information with respect to sole and shared voting or dispositive power and for the numbers and percentages of shares of Class A Stock that would be beneficially owned if Class 1 Option Shares were included in the number of shares of Class A Stock beneficially owned and assuming the conversion of Class B Stock into Class A Stock. Of the number of shares reported, 6,383,324 shares of Class A Stock and 22,746,786 shares of Class B Stock are included in the numbers reported by both Robert Sands and Richard Sands. Of the shares reported as beneficially owned by Robert Sands as of May 11, 2018, 3,454,058 shares of Class A Stock and 8,069,178 shares of Class B Stock were pledged, and of the shares reported as beneficially owned by Richard Sands as of May 11, 2018, 3,454,058 shares of Class A Stock and 8,069,178 shares of Class B Stock were pledged. All of the shares described as pledged are pledged under the facilities described in footnote (10) to the table under the heading “Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock.”

(7)	If the shares of Class A Stock that can be received upon the conversion of the named individual’s Class 1 Stock or Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by the individual, the individual would beneficially own the shares of Class A Stock as noted below, which for each individual represents less than one percent (1%) of the outstanding Class A Stock: Mr. Klein – 144,919; Mr. Newlands – 39,607; Mr. Mullin – 219,050; Mr. Fowden – 46,363; Mr. Fromberg – 61,756; Mr. Hanson – 13,677; Mr. Hernández – 6,261; Ms. Johnson – 1,522; Mr. Locke – 76,478; Mr. McCarthy – 5,184; Ms. Schmeling – 13,677; and Mr. Wandell – 16,542.

(8)	Mr. Mullin retired from the Company on February 28, 2018. As he had met the Company’s Long-Term Stock Incentive Plan’s eligibility requirement for voluntary retirement, certain of Mr. Mullin’s equity had vested and are now acquirable. The reported shares include such additional shares.

(9)	Assuming the conversion of Mr. Locke’s 264 shares of Class B Stock into Class A Stock, Mr. Locke would beneficially own 38,820 shares of Class A Stock (or 76,742 shares of Class A Stock if the shares of Class A Stock that can be received upon the conversion of Mr. Locke’s Class 1 Option Shares were included), representing less than one percent (1%) of the outstanding Class A Stock after such conversion.

(10)	This group consists of our executive officers and directors as of May 11, 2018; therefore, Thomas J. Mullin is not included in this group. Assuming the conversion into Class A Stock of a total of 22,784,400 shares of Class B Stock beneficially owned as of May 11, 2018 by such executive officers and directors as a group, this group would beneficially own 30,239,721 shares of Class A Stock, representing 15.8% of the outstanding Class A Stock after such conversion. Additionally, as discussed in footnote (3), within sixty (60) days after May 11, 2018, two members of this group could potentially acquire shares of Class 1 Stock (through Class 1 Option Shares). If the total of all such shares are included in this group’s reported shares, and if the shares of Class A Stock that can be received upon the conversion of this group’s Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by this group of executive officers and directors, this group would beneficially own (i) 12,312,146 shares of Class A Stock, representing 7.1% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were not converted, and (ii) 35,096,546 shares of Class A Stock, representing 17.9% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were converted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Class A Stock or Class B Stock, each a registered class of equity securities, to file with the SEC reports of ownership and changes in ownership of our equity securities. Executive officers, directors, and greater than 10% stockholders are required to furnish us with copies of all such reports they file. Based solely upon review of copies of such reports furnished to us and related information, we believe all filing requirements were complied with in a timely manner during fiscal 2018.

Certain Relationships and Related Transactions

Transactions with Related Persons

The Inn on the Lake in Canandaigua, New York and the Seagate Hotel & Spa, Beach Club, and Country Club in Delray Beach, Florida (the “Hotel Properties”) are indirectly owned by several trusts, the beneficiaries of which are the descendants of Robert Sands and Richard Sands, and Abigail Bennett and Zachary Stern, who are significant stockholders and the niece and nephew, respectively, of Messrs. Robert Sands and Richard Sands. From time to time, we use these properties for functions and employee lodging. We do not pay these entities more than standard rates for their services. During fiscal 2018, we paid an aggregate of approximately $164,636 for these services.

During fiscal 2018, based on arm’s-length negotiations, WildStar Partners LLC, an entity which is indirectly owned by Richard Sands, Robert Sands, Zachary Stern, and Abigail Bennett, was obligated to pay us a total of $137,772 for the use of certain office space and administrative services at our Victor, New York headquarters.

Policy Regarding Related Person Transactions

The Board and the Corporate Governance Committee has adopted a written policy providing that all related person transactions or series of similar transactions required to be disclosed pursuant to SEC Regulation S-K Item 404(a) must be presented to the Corporate Governance Committee of the Board for pre-approval or ratification. The policy requires each of our (i) directors or director nominees, (ii) executive officers, and (iii) security holders known by the Company to own of record or beneficially own more than 5% of any class of our voting securities to notify the General Counsel promptly and, whenever possible, in advance of the occurrence of any potential related person transaction in which such person is directly or indirectly involved.

The General Counsel is responsible for reviewing all potential related person transactions and taking reasonable steps to ensure that all related person transactions requiring disclosure under Regulation S-K Item 404(a) are presented to the Corporate Governance Committee for pre-approval or ratification by members of the committee in their discretion at the committee’s next regularly scheduled meeting or, if deemed appropriate, by consent in lieu of a meeting. No director may engage in a vote to pre-approve or ratify any related person transaction in which he or she or any member of his or her immediate family has a material interest; provided, however, that such director must provide any information concerning such related person transaction that the Corporate Governance Committee may reasonably request. If a potential related person transaction involves the General Counsel, the Chief Financial Officer would assume the responsibilities of the General Counsel under the policy with respect to that transaction.

The Corporate Governance Committee may consider all factors it deems relevant when determining whether to approve or ratify a related person transaction. In the context of evaluating potential transactions, the Corporate Governance Committee may consider, among other factors, the nature of the transaction and the related person’s interest in the transaction, the size of the transaction, whether we are able to engage in a comparable transaction with an unaffiliated party on more favorable terms, the benefit of the transaction to us, and the impact of the transaction on the related person. We are not aware of any related person transaction required to be reported under Regulation S-K Item 404(a) since the beginning of fiscal 2018 that has not been pre-approved or ratified pursuant to this policy.

Compensation Committee Interlocks and Insider Participation

Since the beginning of fiscal 2018, Mr. Fowden served as Chair of the Human Resources Committee and Messrs. Hanson, Hernández and Wandell have served as members of the committee. Ms. Johnson began her service on the Human Resources Committee on October 4, 2017. None of these individuals are or have ever been officers or employees of the Company. None of our executive officers served on the compensation committee or the board of directors of any company that had one or more of its executive officers serving as a member of our Human Resources Committee or Board during fiscal 2018.

AUDIT MATTERS

Proposal 2 – Ratification of the Selection of KPMG LLP

as Independent Registered Public Accounting Firm

On March 27, 2018, the Audit Committee determined to engage KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2019. Although ratification by stockholders of this selection is not required, the selection of KPMG LLP as our independent registered public accounting firm will be presented to the stockholders for their ratification at the Meeting as a matter of good corporate governance. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its choice, but may nevertheless retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. A representative of KPMG LLP is expected to be present at the Meeting and will be given an opportunity to make a statement if he or she so desires and will be available to respond to any appropriate questions.

Fees Paid to KPMG LLP

The following table shows the amounts that were billed to us by KPMG LLP during the last two fiscal years for “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees,” respectively:

Fee Type	Fiscal Year Ended February 28, 2018 ($)	Fiscal Year Ended February 28, 2017 ($)
Audit Fees	7,076,304	9,018,988
Audit-Related Fees	145,822	159,774
Tax Fees	9,663	108,866
All Other Fees	—	—

Total	7,231,788	9,287,628

Audit Fees. These amounts relate to the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K and annual audit of the effectiveness of our internal control over financial reporting, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. These amounts relate to professional services for audits of employee benefit plans and unconsolidated investments.

Tax Fees. These amounts relate to professional services for tax audits and compliance, and tax advice.

All Other Fees. No additional services were provided by KPMG LLP to the Company for the last two fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services that may be provided by our independent registered public accounting firm. The committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP prior to the engagement. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between Audit Committee meetings, provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All audit and non-audit services performed by KPMG LLP during the fiscal years ended February 28, 2018 and February 28, 2017 were pre-approved in accordance with this policy. These services have included audit services, audit-related services, tax services, and all other services. The Audit Committee did not pre-approve any other products or services that did not fall into these categories, and KPMG LLP provided no other products or services during the past two fiscal years.

Vote Required

The adoption of Proposal 2 to ratify the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2019. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

Audit Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Audit Committee of the Board provides oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm, internal auditors, and management. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee, in carrying out its role, relies on our senior management and independent registered public accounting firm.

In connection with the preparation and filing of our 2018 Form 10-K, the Audit Committee met, reviewed, and discussed with our management and with KPMG LLP, our independent registered public accounting firm, our audited financial statements and related disclosures and KPMG LLP’s evaluation of our internal control over financial reporting. Also, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301: Communications with Audit Committee relating to communications with audit committees.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The Audit Committee also has discussed with KPMG LLP the independence of that firm as our independent registered public accounting firm. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to us is compatible with KPMG LLP’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that our audited financial statements be included in our 2018 Form 10-K for filing with the SEC.

Audit Committee:

Judy A. Schmeling (Chair)

Barry A. Fromberg

Daniel J. McCarthy

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, focuses on our executive compensation philosophy, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers during our fiscal year ended February 28, 2018. Throughout this Proxy Statement, our fiscal years are referred to by the year in which a fiscal year ends. For fiscal 2018, our named executive officers are as follows:

Name	Title

Robert Sands	Chief Executive Officer

Richard Sands	Chairman of the Board

David Klein	Executive Vice President and Chief Financial Officer

William A. Newlands	President and Chief Operating Officer

Thomas J. Mullin	Executive Vice President and General Counsel (Retired) (1)

(1)	Mr. Mullin served as our Executive Vice President and General Counsel through December 1, 2017, and thereafter as an Executive Vice President until his retirement at the end of fiscal 2018.

Executive Summary

Business Highlights

In fiscal 2018, we achieved impressive commercial, financial, and operational results driven primarily by the continued momentum of our beer business and positive growth in our wine and spirits business, after excluding the impact of the divestiture of our Canadian wine business.

Our beer business executed on its strategy of leading the high-end U.S. beer industry with strong commercial sales growth fueled by the continued success of our iconic Corona and Modelo Especial Brands. Pacifico, one of our up-and-coming brands, also achieved excellent growth. Mexico Beer Operations performed particularly well, and our planned expansion projects to support the growth of the beer business were completed on or ahead of schedule. We also acquired Funky Buddha, one of Florida’s leading craft breweries, which allows us to leverage our craft beer platform established with Ballast Point.

Our wine and spirits business achieved earnings growth and margin expansion driven by our fast-growing, high-margin focus brands, which include the Kim Crawford, Meiomi, Charles Smith, Prisoner, High West, and Ruffino brands. Investments behind our focus brands have helped drive our positive fiscal 2018 results and further strengthen our position in the higher-margin, higher-growth segments of the U.S. wine and spirits categories.

We also continued to deliver significant value to our stockholders. The price of our Class A Stock appreciated by approximately 36% during fiscal 2018, and, for the three-year period from the beginning of fiscal 2016 through the end of fiscal 2018, our total stockholder return was in the 91st percentile as compared to the other companies in the S&P 500 Index. For fiscal 2018, we also delivered strong Net Sales, comparable earnings before interest and taxes, or Comparable EBIT, and free cash flow, or FCF, as compared to both our fiscal 2018 operating plan and our actual fiscal 2017 results:

Performance Measures(1)	Fiscal 2018 Operating Plan ($ millions)	Fiscal 2018 Performance ($ millions)	Fiscal 2018 Performance as a % of Fiscal 2018 Plan	Fiscal 2018 Performance as a % of Fiscal 2017 Performance
Comparable EBIT	2,385.9	2,507.8	105.1%	112.7%
Net Sales	7,655.4	7,585.0	99.1%	103.5%
Free Cash Flow	800.0	873.8	109.2%	110.8%

(1)	Comparable EBIT, Net Sales, and FCF are defined below under “Company Performance.” Comparable EBIT and FCF are non-GAAP measures and a reconciliation of Comparable EBIT and FCF to GAAP measures with respect to fiscal 2017 and fiscal 2018 are set forth in Appendix 1.

These strong financial results provided financial flexibility that enabled us to make value-creating portfolio investments, maintain our investment grade debt rating, return more than $1.4 billion to stockholders through a combination of share repurchases and dividends, and increase our future quarterly dividend by more than 40%.

How Company Performance Affects Compensation

Our executive compensation program consists of base salary, short-term cash incentive bonuses, long-term equity incentives, and perquisites and other benefits. We demonstrate our pay-for-performance philosophy through our short-term cash incentive bonuses and long-term equity incentives, which tie the compensation of our named executive officers directly to the performance of our Company and its Class A Stock. We believe the following attributes of our short-term cash incentive bonus program and our long-term equity incentives provide a strong link between executive compensation and Company performance:

•	A meaningful portion of the total direct target compensation opportunity (consisting of base salary, target short-term cash incentive bonus, and grant date fair value of long-term equity incentive awards) for our named executive officers is at risk and dependent on financial and absolute and relative stock price Company performance;

•	Our short-term cash incentive bonuses for fiscal 2018 rewarded executives for the Company’s performance in certain key financial metrics—Comparable EBIT, Net Sales, and FCF—as compared to our operating plan;

•	A majority of the value of our long-term equity incentives granted in fiscal 2018 was issued in two forms: (1) stock options, which will only have value if the price of our Class A Stock increases following the grant date; and (2) performance share units, or PSUs, the vesting of which is dependent upon the total stockholder return, or TSR, delivered by the Company over a three-year performance period covering fiscal 2018-2020 relative to companies in the S&P 500 Index.

Key Executive Compensation Actions During Fiscal 2018

Base Salaries: For fiscal 2018, the Human Resources Committee of the Board of Directors, referred to in this CD&A as the Committee, approved base salary increases for our named executive officers – 3%

for Messrs. Robert Sands, Richard Sands, and Mullin, 16.7% for Mr. Klein, and 25% for Mr. Newlands. The increases for Messrs. Robert Sands, Richard Sands and Mullin were consistent with the base salary increases across the Company more broadly. The increases for Messrs. Klein and Newlands were based on the Committee’s assessment of their position, scope of responsibility, maturation in a role or promotion to an enhanced role, current salary level, and a verification against external market data.

Short-Term Cash Incentive Bonus Structure: On April 4, 2017, the Committee made the following important decisions regarding the fiscal 2018 short-term cash incentive bonus structure:

•	moved away from its prior “one-team” approach for target bonus award levels and provided greater differentiation in the target value of short-term cash incentive bonuses based on the individual officer’s role and increasing level of responsibility at the Company. Under this approach, the Committee established the following target percentages for the fiscal 2018 short-term cash incentive program:

Fiscal 2018 Short-Term Cash Incentives

Title	Target as a % of Base Salary	Percentage Point Change from Fiscal 2017 Target to Fiscal 2018 Target
Chief Executive Officer	150%	30%
Chairman of the Board	150%	30%
Chief Operating Officer, Chief Financial Officer	95%	25%
Division Presidents (Beer or Wine & Spirits)	85%	15%
General Counsel and Chief Human Resources Officer	70%	–

•	retained Comparable EBIT, Net Sales, and FCF as the performance criteria to be used to determine short-term cash incentive bonus payments; and

•	confirmed that at least threshold Comparable EBIT performance must be achieved in order for the approval of any fiscal 2018 short-term cash incentive bonus payouts to our named executive officers.

Short-Term Cash Incentive Bonus Results: After the conclusion of fiscal 2018, the Committee reviewed our performance and approved cash bonus payments to our named executive officers. For fiscal 2018, our performance approximated our target operating goal for Net Sales performance and exceeded our target operating goals for Comparable EBIT performance and FCF performance under our fiscal 2018 short-term cash incentive bonus program. Based on those fiscal 2018 results, named executive officers received short-term cash incentive bonus payments under our stockholder-approved Annual Management Incentive Plan, or AMIP, at approximately 123.52% of the target award levels set by the Committee for fiscal 2018. The relevant performance and related payouts are discussed below under the heading “Short-Term Cash Incentive Bonuses.”

Long-Term Equity Incentives: For these long-term equity incentives, the Committee also moved away from its prior “one-team” approach. The Committee calculated the target value of the fiscal 2018 long-term equity incentives granted on April 21, 2017 as a specified percentage of each officer’s base salary as set forth below:

Fiscal 2018 Long-Term Equity Incentives

Title	Target Value as a % of Base Salary	Percentage Point Change from Fiscal 2017 Target to Fiscal 2018 Target
Chief Executive Officer	400%	47%
Chairman of the Board	300%	37%
Chief Operating Officer, Chief Financial Officer, and Division Presidents	250%	14%
General Counsel and Chief Human Resources Officer	240%	4%

Each named executive officer’s long-term equity incentives were provided 50% in stock options, 25% in restricted stock units, or RSUs, and 25% in PSUs, with the exception of our Chairman of the Board who continued to receive his entire equity award in the form of stock options given his focus on long-term strategic issues. For the PSUs granted on April 21, 2017, the applicable performance measure is our TSR performance for the three-year period covering our 2018, 2019 and 2020 fiscal years relative to the companies included in the S&P 500 Index. The Committee believes these PSUs enhance the linkage between executive compensation and stockholder value creation. Any payouts of these PSUs will be further conditioned on the satisfaction of a service vesting requirement, which generally requires continued service with us until May 1, 2020 to receive shares in settlement of earned PSUs.

In April 2018, the Committee reviewed our results for the fiscal 2016-2018 performance period for purposes of certifying performance pursuant to our fiscal 2016 PSU awards granted in April and June 2015. In April 2018, the Committee certified achievement for these PSU awards at 200% of the target award levels set by the Committee at the time of those grants, as described below under the heading “Long-Term Equity Incentive Awards.”

Compensation Program Governance

The list below highlights our compensation program governance policies and practices, which are designed to drive company performance and serve the long-term interests of our stockholders.

•	All elements of executive compensation are required to be approved by the Committee, which is comprised of individuals who qualify as independent directors under NYSE Listing Rules;

•	We have adopted robust stock ownership guidelines (6x salary for the Chief Executive Officer, President, and Chairman of the Board; and 3x salary for all other executive officers) that we believe align management and stockholder interests;

•	We prohibit hedging by executive officers and directors using derivative securities involving our stock;

•	We establish a meaningful connection between executive compensation and performance by ensuring that a majority of named executive officer compensation is at risk in the form of short-term cash incentive compensation or long-term equity awards;

•	The Committee has retained an external, independent compensation consultant to advise it regarding executive compensation matters;

•	We do not pay dividends on any unvested RSUs or unearned PSUs. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned;

•	We have a formal clawback policy that applies to our short-term cash incentive bonuses and our long-term equity incentives delivered in the form of PSUs, as described below under the subheading “Clawback Rights and Prohibition Against Hedging”; and

•	Equity awards made starting in April 2017 do not automatically vest upon a change in control, but instead vest upon a qualifying termination within a specified period following a change in control.

Say-on-Pay Vote

At the 2017 Annual Meeting of Stockholders, we conducted an advisory vote to approve the compensation of our named executive officers as disclosed in the 2017 Proxy Statement (a “say-on-pay” vote). Stockholders approved our named executive officer compensation at that time, with approximately 98% of the vote being cast in favor of approval. The Committee believes that the vote confirms that our compensation philosophy is sound and our objective of linking our executives’ compensation to achieving operational goals and generating stockholder value is effective. We view this level of support as an affirmation of our current pay practices. The Committee will continue to consider the outcome of our say-on-pay votes in its future executive compensation decisions.

Philosophy and Objectives

We operate in a highly competitive, complex, and international business environment. Our executive compensation program is designed to support our sustainable, long-term success by attracting, motivating, and retaining key executives. The program achieves that objective by providing a compensation package that is competitive with the pay practices of other high performing companies of comparable size, status, and industry or business model.

The compensation program for our named executive officers consists of fixed compensation (base salary), variable compensation (short-term cash incentive bonus and long-term equity incentives), and certain perquisites and other benefits. We have designed the elements of executive compensation to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value.

We believe that the overall design of our executive compensation program has provided the intended results. We continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We also believe our compensation is market competitive and has resulted in the attraction and retention of executives who have contributed to, and will continue to contribute to, our future success. Finally, we believe the program creates a strong linkage between pay and performance through our short-term cash incentive bonus program and long-term equity incentives such that executives will receive higher compensation in our more successful periods and lower compensation during less successful periods.

How Executive Compensation is Established

The Committee discharges the Board’s responsibilities relating to executive compensation, including the annual review and approval of named executive officer compensation. Management personnel within our Human Resources Department support the Committee in its work. Executive officers, including the Chairman of the Board and the Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Committee as the Committee fulfills its responsibilities regarding executive compensation. However, neither the Chairman of the Board nor the Chief Executive Officer make recommendations to the Committee regarding his own compensation. The Committee will review and approve, or recommend that the Board approve, as appropriate each element of compensation for our Chief Executive Officer and each other named executive officer, including the Chairman of the Board.

Independent Compensation Consultant

The Committee directly engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant for fiscal 2018. FW Cook assisted with the Committee’s review and analysis of executive compensation, including providing information on executive compensation trends and regulatory developments. FW Cook also provided data and advice related to peer group and general executive compensation survey data, which the Committee used as a market check in connection with compensation decisions. Those decisions included base salary adjustments, adjustments to targets for short-term cash bonuses and long-term equity incentives, and Committee deliberations on other elements of executive compensation during fiscal 2018. As discussed above under the subheading “The Role of the Compensation Consultants,” the Committee has considered the independence of FW Cook and, based on such review, has not identified any conflicts of interest regarding the services of FW Cook or its employees.

Peer Group

The Committee evaluates each element of our executive compensation program. Its evaluation may include comparing our practices against those of a specific peer group of consumer products companies. The peer group considered for the Committee’s key fiscal 2018 compensation decisions for our named executive officers (including April 2017 actions to set base salaries, and target percentages for short-term cash incentive bonuses and long-term equity incentives) was established by the Committee in October 2016. In establishing this peer group, the Committee worked with FW Cook and sought to ensure that the group consisted of companies of appropriate size, type, and complexity. The Committee accomplished this by: (i) reviewing metrics such as gross revenues (targeting companies with gross revenues between 0.4 and 2.5 times those of the Company), market capitalization (targeting companies with market capitalizations between 0.33 and 3.0 times that of the Company) and profit margin structure; (ii) considering whether the potential peers were competitors for executive talent or investor capital; (iii) considering whether the potential peers were a “peer-of-peers” (a common member of the peer groups of the Company’s peer group companies); and (iv) assessing the overall reasonableness of designating a particular potential peer as a member of the Company’s peer group.

Based on that review in October 2016, the Committee elected to remove a group of smaller, non-packaged goods companies from the Company’s peer group (Coach, Inc., Harley-Davidson, Inc.

and Ralph Lauren Corporation) due to their size and business comparability considerations. Keurig Green Mountain, Inc. was also removed from the peer group due to its acquisition by Acorn Holdings. At that time, the Committee elected to add the Colgate Palmolive Company, Conagra Brands, Inc., and Starbucks Corporation to the Company’s peer group because such companies produced premium branded products, or were comparable in market capitalization, revenue, and business profile. The executive compensation peer group for compensation decisions effective in fiscal 2018 consisted of the following companies:

Fiscal 2018 Peer Group

• Brown-Forman Corporation	• Hershey Company (The)
• Campbell Soup Company	• J. M. Smucker Company (The)
• Clorox Company (The)	• Kellogg Company
• Colgate-Palmolive Company	• McCormick & Company, Incorporated
• Conagra Brands, Inc.	• Mead Johnson Nutrition Company
• Diageo plc	• Molson Coors Brewing Company
• Dr Pepper Snapple Group, Inc.	• Monster Beverage Corporation
• Estée Lauder Companies Inc. (The)	• Reynolds American Inc.
• General Mills, Inc.	• Starbucks Corporation

FW Cook presented information to the Committee in October 2016 indicating that our revenues approximated the 40th percentile, and our market capitalization approximated the 66th percentile, in each case, of these peer group companies.

In addition to its review of peer group executive compensation data, the Committee may receive general executive compensation survey data when insufficient peer group data is available for a specific executive position or as another means of performing a market check on our overall executive compensation program, or on individual components of the program. This information assists the Committee in making well-informed decisions regarding executive compensation matters. Throughout this CD&A, the peer group and other survey data is referred to as “applicable market data.”

Compensation of Named Executive Officers

The Committee reviews the executive compensation program at least annually, with awards and adjustments generally being made each April. Compensation decisions may be made at other times of the year in the case of promotions, new hires, or changes in responsibilities. In making these determinations, the Committee may consider Company performance, the individual performance of a named executive officer, information from FW Cook, and recommendations from management. As part of this process, the Committee may also review tally sheets comparing current and proposed base salaries, short-term cash incentive bonuses, and long-term equity incentives.

Named Executive Officers other than the Chairman of the Board

The Committee generally believes that the amount of target annual cash compensation (consisting of base salary and target short-term cash incentive bonus) awarded to our named executive officers should approximate the median of the applicable market data. While this is true for our executives as a whole, target annual cash compensation for individual executives may exceed or fall short of the median. These variations may occur due to the specific expertise of an executive, the complexity or criticality of the business managed by the executive, an executive’s tenure in the role, changes in job duties, and internal pay equity considerations.

The data shared with the Committee by FW Cook in January 2017 indicated that the competitive positioning of our executive compensation program levels had eroded due to the changes to the peer group described above and the impact of the Company’s strong revenue growth on the size-adjusted general survey data. At that time, FW Cook indicated that the target annual cash compensation of our named executive officers was somewhat below the Committee’s philosophy of approximating the median of the applicable market data. At such time, the target annual cash compensation of our named executive officers in the aggregate approximated the median of the survey data and the 25th percentile of the peer group data. Even though the Committee does not have a stated positioning for total target direct compensation, the data shared by FW Cook indicated that the total target direct compensation of our named executive officers in the aggregate approximated the median of the survey data and was between the 25th percentile and the median of the peer group data.

Following the Committee’s executive compensation actions for fiscal 2018 (adjusting base salaries and moving away from its prior “one-team” approach for target short-term cash incentives and target long-term equity incentives), the total target direct compensation for Messrs. Robert Sands, Klein, and Newlands was positioned in the median range of the applicable market data. The Committee believed that these compensation changes were appropriately aligned with the organizational changes at the Company and positioned the Company well for its next phase of growth. The total target direct compensation for Mr. Mullin continued to be slightly above the median of the applicable market data, however, the Committee believed that it appropriately reflected his long-tenure with the Company and his decades of experience as a senior legal executive.

In order to align the interests of our named executive officers with those of our stockholders, the Committee allocates a majority of the total direct target compensation opportunity for our named executive officers to performance-based awards in the form of short-term cash incentive bonuses and long-term equity incentive awards. However, other than the fact that the target level of the short-term cash incentive bonuses and long-term equity incentive awards are each expressed as a percentage of base salary, the Committee does not have a policy regarding the specific allocation of compensation between short-term and long-term compensation or between cash and non-cash compensation.

The Committee places a greater emphasis on long-term equity incentive awards in our executive compensation program, and on stock options and PSUs in particular, as it believes this drives our named executive officers to focus on our guiding objective of long-term stockholder value creation.

Compensation of the Chairman of the Board

Mr. Richard Sands serves as our Chairman of the Board and is a member of management. Like all board chairs, Mr. Sands is responsible for the leadership and governance of the Company’s Board of Directors. However, Mr. Sands’ role at the Company is much more extensive than the role of the typical board chair. Mr. Sands has unique depth and breadth of knowledge of the Company, developed over nearly forty years of service to the Company. Mr. Richard Sands leverages his extensive experience with the Company’s management, operations and strategic direction in order to help our leadership team focus the Company in directions that drive and accelerate the Company’s sustained financial performance growth. He also uses his substantial knowledge regarding the beverage alcohol industry to uncover acquisition, partnership and investment opportunities to further drive Company growth.

Based on Mr. Richard Sands’ significant ongoing contribution to the Company, the Committee previously determined that his total direct compensation opportunity (consisting of base salary, target short-term cash incentive bonus, and grant date fair value of equity awards) should generally approximate 85% of the Chief Executive Officer’s total direct compensation opportunity. The Committee believes that this level of compensation reflects Mr. Sands’ responsibilities and contributions. The Committee received data from FW Cook in January 2017 indicating that the application of this 85% ratio to the Chief Executive Officer’s total direct compensation opportunity resulted in compensation for Mr. Sands that approximated the median of the applicable market data. The Committee determined that Mr. Sands should continue to receive all of his equity awards in the form of stock options, as the Committee believes stock options provide a strong link to the creation of long-term stockholder value and appropriately reflect the strategic nature of Mr. Sands’ role and his significant equity interest in the Company.

Elements of Compensation and Analysis of Compensation Decisions

Pay Mix

The Committee believes that a significant portion of each named executive officer’s total direct compensation opportunity should be at risk in order to align the interests of our officers with those of our stockholders. In January 2017, FW Cook indicated that approximately 83% of our Chief Executive Officer’s total direct compensation opportunity and 76% of the total direct compensation opportunity of our other named executive officers at that time, was delivered in the form of short-term cash incentive bonuses and long-term equity incentives, which are at risk and dependent on our Company and stock price performance results. The pay mix of the compensation actually earned by our named executive officers could be different than this pay mix, depending on the level of achievement of the performance metrics applicable to such at risk components.

Base Salary

We set base salary levels for our named executive officers to provide current, predictable compensation for their day-to-day services, taking into account their individual roles and responsibilities as well as their respective experience and abilities. We generally seek to pay each of our named executive officers a base salary that is near the median suggested by the applicable market data. The Committee may decide, however, to set an individual named executive officer’s salary at an amount above or below this level. Some of the reasons such variations may occur are described above under the heading “Compensation of Named Executive Officers.”

The Committee considers base salary adjustments annually as part of its comprehensive review of executive compensation matters. The peer group compensation data shared with the Committee by FW Cook in January 2017 indicated that base salaries of our named executive officers, in the aggregate, approximated the median of the peer group. Based on its review of Company and individual performance, market conditions, and peer group compensation data, the Committee:

•	Approved an annual base salary increase of approximately 3.0% for each of Messrs. Robert Sands, Richard Sands, and Mullin on April 21, 2017, which took effect on May 29, 2017.

•	In connection with his appointment to the role of Chief Operating Officer, approved an annual base salary increase for Mr. Newlands from $600,000 to $750,000, effective January 30, 2017. While peer group data for Mr. Newlands’ role as Chief Operating Officer was limited, as part of the Committee’s market validation, it received information that this new base salary approximated the median of the general survey data at that time.

•	Due to his maturation in the Chief Financial Officer role, approved an annual base salary increase for Mr. Klein from $600,000 to $700,000, effective March 1, 2017. As part of its market validation, the Committee received information that this new base salary approximated the median of the applicable market data at that time.

The salaries paid to our named executive officers in fiscal 2018 appear in the Summary Compensation Table.

Short-Term Cash Incentive Bonuses

Our named executive officers can earn short-term cash incentive bonuses based on Company performance. The Committee views these bonuses as an integral element of our compensation program.

Annual Management Incentive Plan – Fiscal 2018

For fiscal 2018, the AMIP served as the primary vehicle for awarding short-term cash incentive bonuses to our named executive officers. The Committee administers an annual short-term cash incentive bonus program to motivate executive officers to achieve our profit and other strategic goals, and to provide a variable compensation opportunity that is competitive with those of other beverage alcohol, industry-related, or peer companies. We believe these objectives were achieved during fiscal 2018. The Committee awarded bonus payments for fiscal 2018 based on performance that approximated the target for Net Sales and exceeded the target for Comparable EBIT and FCF.

Company Performance

In April 2017, the Committee determined that performance would be measured under the fiscal 2018 short-term cash incentive bonus program based on a weighted mix of three performance measures: Comparable EBIT, Net Sales, and FCF. Under the fiscal 2018 program, if the Company achieves target performance on all three performance measures, named executive officers would receive short-term cash incentive bonuses equal to 100% of their respective target awards. In addition, regardless of performance against any of the three performance measures, no short-term cash incentive bonuses would be paid for fiscal 2018 unless the Company attained the threshold Comparable EBIT goal.

The Committee’s goal is to select targets for Comparable EBIT, Net Sales, and FCF that are challenging but achievable, with each target level corresponding to the targeted level of performance under our fiscal 2018 operating plan. The fiscal 2018 operating plan was reviewed with and approved by the Board in April 2017. The target levels of fiscal 2018 Comparable EBIT, Net Sales, and FCF performance were each established in excess of our actual fiscal 2017 performance in support of our growth initiatives. The Committee established Comparable EBIT, Net Sales, and FCF target levels at approximately 107.3%, 104.4%, and 101.4%, respectively, of our actual fiscal 2017 performance.

The following chart sets forth the material terms of our fiscal 2018 short-term cash incentive bonus program, including: the applicable performance measures and how each measure is defined; the purpose and weighting of each performance measure; and the potential payout at threshold, target, and maximum performance levels.

Performance Measures	Definition(1)	Purpose	Weighting	Fiscal 2018 Targets ($ in millions)	Company Performance(2)		Bonus Payout(2)
Comparable EBIT(3)	EBIT excluding restructuring charges, acquisition-related integration costs and other comparable adjustments. The Committee can also make further adjustments for restructuring and acquisition-related activities that, had they been known at the beginning of the performance period, would have impacted the Company’s plan.	Serves as a measure of our profitability	40%	2,262.0 2,381.0 2,571.5	< 95.0% 95.0% 100.0% 108.0%	Threshold Target Maximum	0% 25% 100% 200%

Net Sales	Net sales less net sales of products of acquired business(es), historical net sales of products which have been disposed of, or historical net sales of a business that has been contributed to a joint venture.	Serves as a measure of our ability to grow market share	40%	7,378.4 7,646.0 7,913.6	< 96.5% 96.5% 100.0% 103.5%	Threshold Target Maximum	0% 25% 100% 200%
FCF	Net cash provided by (used in) operating activities less purchases of property, plant and equipment.	Reflects our ability to generate the cash required to operate the business and pay down debt	20%	568.0 800.0 1,052.0	< 71.0% 71.0% 100.0% 131.5%	Threshold Target Maximum	0% 25% 100% 200%

(1)	The required performance targets for fiscal 2018 Comparable EBIT and Net Sales were increased in order to remove the impact of our acquisition of Schrader Cellars in June 2017.

(2)	Company performance and bonus payout are each presented as a percentage of target.

(3)	We define EBIT as the sum of our operating income plus income from unconsolidated investments, and we view this as a measure of our profitability. The effects of comparable adjustments that are not reflective of core operations, such as the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions, among other items specified in the plan, are excluded in calculating EBIT for this purpose.

In March 2018, the Committee determined our actual performance against the fiscal 2018 Comparable EBIT, Net Sales, and FCF goals set forth above, which resulted in the payout of short-term cash incentive bonuses at 123.52% of target awards as illustrated in the following chart.

$ in Millions	Fiscal 2018 Actual Results	% of Approved Plan	Fiscal 2018 Bonus Payout %(1)	Weighting	Resulting Weighted %(1)
Comparable EBIT	2,507.8	105.1	163.88%	40%	65.55
Net Sales	7,585.0	99.1	80.29%	40%	32.12
FCF	873.8	109.2	129.27%	20%	25.85
					123.52%

(1)	Fiscal 2018 bonus payout percentage and resulting weighted percentage are presented as a percentage of target.

The resulting short-term cash incentive bonus awards paid to our named executive officers under the AMIP for fiscal 2018 are set forth below and also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Name	Fiscal 2018 Target Bonus ($)	Target Bonus as a % of Base Salary	Resulting Weighting %	Actual Fiscal 2018 Bonus ($)
Robert Sands	2,022,358	150%	123.52	2,498,017
Richard Sands	1,983,040	150%	123.52	2,449,452
David Klein	662,442	95%	123.52	818,249
William A. Newlands	712,500	95%	123.52	880,081
Thomas J. Mullin	415,862	70%	123.52	513,673

Other Cash Bonus Awards

In addition to any short-term cash incentive bonuses under the AMIP, the Committee has discretion to pay cash bonuses outside of that plan. Such payments might be paid to executives, for example, after the closing of a significant acquisition or other transaction or as part of a new hire package. No named executive officer received any discretionary bonus in fiscal 2018.

Long-Term Equity Incentive Awards

Equity Award Granting Process

The Committee awards stock options, RSUs, and PSUs to our named executive officers under our Long-Term Stock Incentive Plan, or LTSIP. The Committee believes that the granting of these awards to our named executive officers, together with the stock ownership guidelines described below, directly links the value of compensation earned by our named executive officers to the value created for our stockholders and aligns the interests of our executive officers with those of our stockholders. These awards also assist in the retention of our named executive officers as the awards generally vest after a period of approximately three years of employment (in the case of PSUs) or over a period of four years of employment (in the case of stock options and RSUs).

The Committee includes stock options as a significant element of named executive officer compensation. The Committee believes that stock options have a direct link to the creation of stockholder value because stock options only have value to the extent our stock price increases after the grant date. The Committee grants options to purchase Class 1 Stock to individuals subject to U.S. taxation. As no trading market exists for Class 1 Stock, the fair market value of a share of Class 1 Stock is deemed to be equal to the fair market value of a share of our Class A Stock, unless the Committee determines otherwise. Accordingly, the fair value of all stock option awards under our LTSIP is based on the closing price of our Class A Stock on the date of grant.

The Committee also issues RSUs and PSUs to named executive officers to diversify our mix of equity awards and, in the case of PSUs, to increase the alignment of our equity mix with our peer group and enhance the linkage between executive compensation and performance. Generally, our PSUs can result in a payout in shares of an amount from 0% to 200% of a named executive officer’s target PSU award, based on our performance with respect to a specified performance metric, such as a comparison of our TSR performance to that of companies in the S&P 500 Index. All PSU awards relate to our Class A Stock.

The Committee annually considers equity awards to named executive officers at a regularly scheduled meeting, usually in April, at which it also considers equity awards to other eligible employees around the world. The Committee may also grant equity awards at other times, such as at other regularly scheduled meetings of the Committee or in connection with new hires, promotions, or significant business activities.

Named Executive Officer Awards – Fiscal 2018

The Committee granted our named executive officers (other than our Chairman of the Board) a mix of stock options, RSUs, and PSUs during fiscal 2018. The chart below reflects the methodology used by the Committee for calculating the total grant date fair value of the fiscal 2018 equity awards, as well as the percentage allocated to each award type. The equity target percentage was a percentage of each officer’s base salary, and, for this purpose, stock options were valued on a Black-Scholes option-pricing model, RSUs were valued at face value, and PSUs were valued at face value of the target award.

Name	Equity Target as a % of Base Salary	% of Options	% of RSUs	% of PSUs
Robert Sands	400%	50%	25%	25%
Richard Sands	300%	100%	0%	0%
David Klein	250%	50%	25%	25%
William A. Newlands	250%	50%	25%	25%
Thomas J. Mullin	240%	50%	25%	25%

With respect to fiscal 2018 PSUs, the Committee again determined that it would be appropriate to base the award payouts on relative TSR performance. Specifically, the Committee awarded fiscal 2018 PSUs, the ultimate payout level of which, if any, will depend on our fiscal 2018-2020 TSR performance as compared to the companies in the S&P 500 Index. For these PSUs to vest, a named executive officer must generally remain employed by the Company until May 1, 2020. The Committee believes the TSR metric and the three-year performance period aligns the interests of our named executive officers with the interests of our stockholders. Payouts of these PSUs will be determined at the end of fiscal 2020 based on the following performance levels (with performance and payouts between these designated performance levels determined by linear interpolation):

	Threshold Performance Level	Target Performance Level	Maximum Performance Level
TSR Performance vs. Companies in the S&P 500 Index	25th Percentile	50th Percentile	75th Percentile (or higher)
PSU Payout as Percentage of the Target Award	25%	100%	200%

More information concerning fiscal 2018 equity awards can be found in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2018 table, and the Outstanding Equity Awards at February 28, 2018 table.

In March 2018, the Committee also certified fiscal 2016-2018 performance with respect to PSUs granted in fiscal 2016. The performance criterion associated with the fiscal 2016 PSUs was relative TSR over the three-year performance period from March 1, 2015 through February 28, 2018 (except for Mr. Klein’s fiscal 2016 PSUs, which commenced on June 1, 2015 following his promotion to the Chief Financial Officer role), which is calculated by comparing the TSR performance of the Company’s Class A Stock to the TSR performance of companies in the S&P 500 Index during the performance period. Based on the Company’s relative TSR performance during fiscal 2016-2018, the Company had the 37th highest stock price performance of any company in the S&P 500 Index during that three-year period (the 40th highest overall stock price performance when the measurement period commenced on June 1, 2015) and the Committee certified achievement at 200% of target for the PSUs granted in fiscal 2016, as follows:

Performance Criteria	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Final Results
Relative TSR During Fiscal 2016-2018	25th Percentile	50th Percentile	75th Percentile (or higher)

Achieved 91st percentile relative TSR performance (90th percentile performance for Mr. Klein’s fiscal 2016 PSUs) resulting in a payout in shares equal to 200% of target payout (for performance above the maximum level) upon satisfaction of the service vesting requirement on May 1, 2018

In April 2018, the Committee also certified performance with respect to a PSU award granted to Mr. Newlands in January 2015 in his capacity as Chief Growth Officer at that time. The performance criterion associated with this PSU award was based on the average annual growth rate of net sales of our Beer Division and our Wine and Spirits Division for fiscal 2017 and fiscal 2018 as follows:

Beer Division Net Sales Growth

Growth Rate	8.0%	8.5%	9.5%	10.25%	11%
Percentage of Target Shares Earned	25%	50%	100%	150%	200%

Wine and Spirits Division Net Sales Growth

Growth Rate	3.0%	3.33%	4.0%	5.0%	6.0%
Percentage of Target Shares Earned	25%	50%	100%	150%	200%

Based on a Beer Division Net Sales Growth Rate of 11.7% and a Wine and Spirits Division Net Sales Growth Rate of 3.9%, the Committee certified performance at 146.27% of the target number of shares subject to this PSU. Such shares were also subject to a service vesting requirement which required continuous service through May 1, 2018. Net sales for purposes of this PSU is a non-GAAP performance metric which is calculated as presented in our audited consolidated financial statements and then adjusted to remove the impact of brands that were disposed of and/or discontinued during the performance period.

More information concerning these PSUs can be found below in the Outstanding Equity Awards at February 28, 2018 table.

Stock Ownership Guidelines

In order to further align the interests of our executive officers with the interests of our stockholders, the Board has established guidelines for the amounts of our common stock that our executive officers should beneficially own. In establishing these guidelines for stock ownership, we considered the length of an executive officer’s tenure. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, unvested restricted stock awards, unvested RSUs, and unvested PSUs after the relevant performance period has been completed and the Committee has certified the number of shares that will be issued upon satisfaction of the service requirement. The current guidelines for our executive officers are as follows:

Executive Officers	Stock Ownership Guideline
Chairman of the Board	6 times base salary
Chief Executive Officer or President	6 times base salary
Executive Vice Presidents	3 times base salary

Compliance with our stock ownership guidelines is assessed periodically, and not less frequently than annually. Once an executive officer achieves the ownership level established by these guidelines, he or she has a reasonable period of time to return to such ownership level if his or her ownership drops below the guideline due to a fluctuation in the value of the Company’s stock. As of February 28, 2018, each of our named executive officers had met his respective stock ownership guideline or was within the five-year window for doing so.

Clawback Rights and Prohibition Against Hedging

Our stockholder-approved LTSIP plan document, our LTSIP award agreements with our named executive officers, and our annual AMIP program for executive officers each contain a clawback provision. Although we have not had to utilize this provision, its purpose is to allow us to recoup performance-based awards or the value thereof, if and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or other law.

The Committee has also adopted a formal clawback policy. Under this policy, in the event the Company is required to restate its financial results due to material noncompliance with the securities laws, the independent members of the Board, in their sole discretion, may cancel or seek to recover all or any portion of any excess cash or equity incentive-based compensation that is earned or vested based wholly or in part on the attainment of a financial reporting measure and that was awarded to our named executive officers and certain other executives of the Company whose fraud or intentional misconduct contributed significantly to the financial restatement.

In order to prevent an appearance of improper conduct, executive officers and directors, among others, may not participate in transactions involving the hedging of our stock by trading in third-party derivative securities of our stock by writing or buying puts, calls, or other derivatives.

Perquisites and Other Benefits

Savings Plans and Health and Welfare Benefits

As with other eligible employees, we offer our named executive officers the following retirement savings opportunities and health and welfare benefits in order to help provide a reasonable level of support during and after employment with us and to attract, retain, and motivate employees with a competitive benefits package:

•	Named executive officers are eligible to participate in our 401(k) and Profit Sharing Plan on the same terms as other eligible employees. Each year, eligible employees may elect to defer up to 50% of their annual salary, up to the annual limit set by the Internal Revenue Code, on a before-tax and/or after-tax basis. We currently provide a 50% match on the first 6% of salary contributed by the participant to his or her plan account, as well as an annual contribution equal to 3% of salary. All participants are 100% vested in their contributions, the 3% annual contribution made by us, and any earnings on these contributions. Until a participant completes five years of service, our matching contributions and any profit sharing contributions and the earnings on those amounts vest at the rate of 20% a year at the end of each year of service. Thereafter, participants are 100% vested in these amounts as well.

•	Named executive officers generally are eligible to participate in our 1989 Employee Stock Purchase Plan on the same terms as other eligible employees, including an Internal Revenue Code Section 423 component that allows employees to purchase shares of our Class A Stock at a discount through salary deductions. Due to their levels of stock ownership in our Company, however, neither our Chief Executive Officer nor our Chairman of the Board is eligible to participate in this plan.

•	Named executive officers also receive customary employee benefits, such as our standard medical, dental and vision benefits, long-term and short-term disability insurance programs, paid time off (vacation/sick leave), and life insurance programs, per the terms of those programs and in the same manner as other eligible employees.

In addition, named executive officers are eligible to participate in our 2005 Supplemental Executive Retirement Plan, which is a non-qualified retirement savings plan designed to provide participants with the benefit of our annual contributions and supplemental profit sharing contributions, if any, that could not be made under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. Further detail concerning this plan is provided under the heading “Nonqualified Deferred Compensation.”

Severance Benefits

In the event of certain terminations of employment, our named executive officers are entitled to receive the severance benefits set forth under their employment agreements. The employment agreements with Messrs. Robert Sands, Richard Sands, and Mullin were executed in 2008 and provide for severance in the event of the executive’s death, disability, good reason termination, termination without cause, or retirement. Our employment agreements with Messrs. Klein and Newlands do not include severance benefits in the event of retirement, a gross-up on any excise tax payments, or any post-employment continuation of personal use of corporate aircraft, automobile benefits or product allowances.

Mr. Mullin retired from the Company at the end of fiscal 2018, and his retirement triggered payment of the severance compensation set forth in his employment agreement. The compensation provided to Mr. Mullin in connection with his retirement was a pre-existing contractual obligation under his 2008 employment agreement and did not involve an exercise of discretion by the Committee at the time of his retirement. More information concerning Mr. Mullin’s severance compensation is set forth in the footnotes to the All Other Compensation column of the Summary Compensation Table. More information concerning the material terms of the employment agreements with each of our named executive officers and the amounts payable in the event of a severance or change-in-control event are described under the heading “Potential Payments upon Termination or Change-in-Control.”

Perquisites

We provide our named executive officers with perquisites and other personal benefits that we believe to be reasonable and competitive with those offered by comparable companies to their executive officers. The Committee believes these benefits further our objective of attracting, motivating, and retaining key executive talent and assist executive officers in dedicating the appropriate amount of time and attention to business initiatives. Other than taxes related to certain relocation benefits, our named executive officers pay the personal income taxes that are attributable to the taxable perquisites we provide. We offer the following to our named executive officers:

•	Automobile allowance; parking expenses – We provide an automobile allowance to our named executive officers. We believe these benefits are competitive with benefits provided to executives at comparable companies.

•	Travel services – We offer our named executive officers the personal use of our corporate aircraft when not needed for business purposes and the option of using car/driver services. Although these travel services may provide personal benefits to the executives, we believe these services also enhance the safety and security of our named executive officers and assist them to devote maximum time and attention to our business.

•	Product allowances – We provide product allowances to our named executive officers and believe that the product allowances enhance knowledge and appreciation of our products and serve as an additional tool to facilitate the role of our employees as ambassadors for our brands in both on- and off-premise retail establishments where making a purchase is important for customer relations and with third parties who we desire to sample our products. The current calendar year allowance is $10,000 for our Chairman of the Board and for our Chief Executive Officer and $5,000 for our other named executive officers.

•	Expanded annual physical health review on a voluntary basis – We offer our named executive officers an annual comprehensive health physical in order to encourage them to protect their health.

We may provide additional benefits to our named executive officers in special circumstances, such as the payment of tax preparation fees and tax equalization costs in the event of an expatriate assignment, or relocation benefits (including related taxes) in the event of a new hire or transfer. The perquisites and other personal benefits we provided to our named executive officers during fiscal 2018 are further quantified in the footnotes to the Summary Compensation Table.

Tax Considerations

Prior to the Tax Cuts and Jobs Act passed by Congress in December 2017, Section 162(m) of the Internal Revenue Code provided that certain compensation in excess of $1 million per year paid to certain “covered employees” of a company who were employed at year-end might not be deductible unless the compensation qualifies as “performance-based compensation.” The cash incentive bonuses under the AMIP for fiscal 2018 were intended to qualify as performance-based compensation under Section 162(m). The maximum amount available to be paid for each named executive officer for fiscal 2018 was equal to 0.50% of fiscal 2018 EBIT for our Chairman and our Chief Executive Officer and 0.25% of fiscal 2018 EBIT for each of our other named executive officers. As discussed above, the actual amount of the short-term cash incentive bonuses payable to each named executive officer was determined by the Committee using the formula described above under the subheading “Short-Term Cash Incentive Bonuses.”

The Tax Cuts and Jobs Act enacted last December significantly changed Section 162(m) by, among other things, repealing of the performance-based compensation exemption, and reducing the federal corporate income tax rate. The changes to Section 162(m) are subject to a special transition rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. To date, the IRS has not issued guidance interpreting the Tax Cuts and Jobs Act. While the Committee intended that certain incentive awards granted to our named executive officers on or prior to November 2, 2017 be deductible as “performance-based compensation,” it cannot assure that result. The Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on February 28, 2018.

Compensation Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

We, the Human Resources Committee of the Board (functioning as the compensation committee of the Board), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussions, have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s 2018 Form 10-K.

Human Resources Committee:

Jerry Fowden (Chair)

Robert L. Hanson

Ernesto M. Hernández

Susan Somersille Johnson

Keith E. Wandell

Compensation Tables and Related Information

The following table sets forth the compensation for fiscal 2016, fiscal 2017, and fiscal 2018 awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at the end of fiscal 2018, referred to as our named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Sands, Chief Executive Officer	2018	1,348,239	3,238,464	2,638,447	2,498,017	1,120,370	10,843,537
	2017	1,310,383	2,611,319	2,271,806	2,318,435	1,051,223	9,563,166
	2016	1,278,647	2,566,018	2,216,779	2,431,372	822,411	9,315,227
Richard Sands, Chairman of the Board	2018	1,322,027	–	3,880,580	2,449,452	904,674	8,556,733
	2017	1,284,849	–	3,319,174	2,273,258	1,100,461	7,977,742
	2016	1,253,707	–	3,238,506	2,383,951	559,374	7,435,538
David Klein, Executive Vice President and Chief Financial Officer	2018	697,308	1,074,138	874,992	818,249	85,877	3,550,564
	2017	600,000	814,077	708,031	619,248	268,864	3,010,220
	2016	474,747	638,275	555,372	498,360	48,618	2,215,372
William A. Newlands, President and Chief Operating Officer (5)	2018	750,000	1,150,590	937,468	880,081	45,220	3,763,359
Thomas J. Mullin, Executive Vice President and General Counsel (Retired) (5)	2018	594,088	856,184	697,564	513,673	2,575,735	5,237,244

(1)	These amounts represent the full grant date fair value of awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) granted in each fiscal year noted. For PSUs granted in fiscal 2018, fiscal 2017, and fiscal 2016 having relative total stockholder return (“TSR”) as the performance criterion, the grant date fair value was determined using a Monte Carlo simulation model. Each amount included in this column represents the aggregate amount that we expected to expense for grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values with respect to PSUs may be found in Note 16 of our financial statements in our 2018 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. Since the performance criteria underlying the fiscal 2018, fiscal 2017, and fiscal 2016 PSUs (i.e., TSR performance relative to that of companies in the S&P 500 Index) are each considered a market condition as opposed to a performance condition for accounting purposes, the expense associated with those awards is not subject to fluctuation based on the probable outcome, and is therefore reported at maximum value. A more complete description of the fiscal 2018 PSUs can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2018.” See the Grants of Plan-Based Awards in Fiscal 2018 and the Outstanding Equity Awards at February 28, 2018 tables for additional information.

(2)	These amounts represent the full grant date fair value of awards of stock options granted in each fiscal year noted. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values may be found in Note 16 of our financial statements in our 2018 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. See the Grants of Plan-Based Awards in Fiscal 2018 and the Outstanding Equity Awards at February 28, 2018 tables below for additional information.

(3)

These amounts reflect cash payments made under our Annual Management Incentive Plan (“AMIP”) in April 2018 for fiscal 2018, in April 2017 for fiscal 2017, and in April 2016 for fiscal 2016. A detailed description of the fiscal 2018 payments can be found in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2018.”

(4)	Because our 401(k) Plan and Profit Sharing Plan and 2005 Supplemental Executive Retirement Plan each operate on a calendar year basis, the amounts set forth below in those columns include for the 2017 calendar year (i) Company contributions under our 401(k) and Profit Sharing Plan (including both Company matching contributions and Company annual profit sharing contributions), and (ii) Company contributions under our 2005 Supplemental Executive Retirement Plan. Contributions under our 401(k) and Profit Sharing Plan and our 2005 Supplemental Executive Retirement Plan are reported in the year in which they are accrued or earned, as opposed to the year in which they are approved or contributed.

Name	Company contributions under the 401(k) and Profit Sharing Plan ($)	Company contributions under the 2005 Supplemental Executive Retirement Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Payments upon Separation ($)(b)	Total “All Other Compensation” ($)
Robert Sands	16,200	32,164	1,072,006	–	1,120,370
Richard Sands	16,200	31,381	857,093	–	904,674
David Klein	16,200	12,358	57,319	–	85,877
William A. Newlands	16,200	13,967	15,053	–	45,220
Thomas J. Mullin	16,200	9,642	150,202	2,399,691	2,575,735

(a)	The perquisites and other personal benefits provided to our named executive officers in fiscal 2018 included personal use of our corporate aircraft, automobile allowances, car/driver services, parking expenses, product allowances, physical health review, and tax preparation expenses. We did not provide a tax gross-up to any named executive officer. The aggregate incremental cost to us for each named executive officer’s personal use of corporate aircraft is as follows: Mr. Robert Sands – $938,714; Mr. Richard Sands – $841,970; Mr. Klein – $42,213; Mr. Newlands – $0; and Mr. Mullin – $134,256. The aggregate incremental cost to us for the car and driver services for Mr. Robert Sands is $113,692.

Values noted above for the personal use of our corporate aircraft represent the aggregate incremental cost to us for such use. The aggregate incremental cost of personal use of the corporate aircraft includes (i) the cost of fuel (using aircraft-specific average consumption rates per hour and aircraft-specific average fuel costs), (ii) ordinary aircraft maintenance (using aircraft-specific average maintenance costs per hour), and (iii) specific trip-related expenses, including crew hotel and meals, on-board catering, trip-related landing fees, hangar and parking costs, and similar costs. Since our aircraft are used primarily for business travel, the methodology excludes fixed, capital, and similar costs. In instances where family members or guests fly on our aircraft as additional passengers on business flights with an executive, the aggregate incremental cost to us is de minimis in amount, and no amount is reflected in the table for these additional passengers.

The value noted above for the car and driver services for Mr. Robert Sands consists of the compensation and benefits costs for such driver, the costs of the leased vehicles used for such service, and in certain instances, the cost of a third-party car service.

(b)	The amounts reported for Mr. Mullin in the 2018 row of the “All Other Compensation” column include the following amounts paid or earned under his employment agreement through the end of fiscal year 2018 in connection with his departure: (i) $2,353,899 in severance, consisting of two times base salary and average bonus; (ii) $2,592 in payments for two years of continued medical and dental coverage; (iii) $19,200 for two years of continued automobile allowance (which will be paid in 23 monthly installments); (iv) $10,000 for two years of product allowance, which will be reimbursed up to $5,000 in each of the next two years; and (v) $14,000 worth of outplacement services, which may be used within the 18-month period following his departure. Payment of certain of such amounts were delayed for six months pursuant to the terms of Mr. Mullin’s employment agreement.

(5)	Messrs. Newlands and Mullin are named executive officers for fiscal 2018 and were not named executive officers for either fiscal 2016 or fiscal 2017.

Grants of Plan-Based Awards in Fiscal 2018

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)
Robert Sands	Cash	NA	505,590	2,022,359	4,044,717
	PSU	4/21/17				1,917	7,667	15,334				1,919,050
	RSU	4/21/17							7,667			1,319,414
	Stock Option	4/21/17								57,772	172.09	2,638,447
Richard Sands	Cash	NA	495,760	1,983,041	3,966,081
	Stock Option	4/21/17								84,970	172.09	3,880,580
David Klein	Cash	NA	165,611	662,443	1,324,885
	PSU	4/21/17				636	2,543	5,086				636,513
	RSU	4/21/17							2,543			437,625
	Stock Option	4/21/17								19,159	172.09	874,992
William A. Newlands	Cash	NA	178,125	712,500	1,425,000
	PSU	4/21/17				681	2,724	5,448				681,817
	RSU	4/21/17							2,724			468,773
	Stock Option	4/21/17								20,527	172.09	937,468
Thomas J. Mullin	Cash	NA	103,965	415,862	831,723
	PSU	4/21/17				507	2,027	4,054				507,358
	RSU	4/21/17							2,027			348,826
	Stock Option	4/21/17								15,274	172.09	697,564

(1)	The amounts shown in these columns reflect the short-term cash incentive bonuses that potentially could have been earned during fiscal year 2018 based upon the achievement of Company performance goals under our AMIP. The actual award paid to each named executive officer under the AMIP for fiscal 2018 is set forth above in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. More information regarding short-term cash incentive bonuses under our AMIP can be found in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2018.”

(2)	These amounts represent the number of shares of Class A Stock that may be issued to the named executive officers pursuant to the terms of PSU awards granted under our Long-Term Stock Incentive Plan (“LTSIP”). The PSU awards granted on April 21, 2017 provide for a range of potential payouts (based on our TSR performance relative to that of companies in the S&P 500 Index) and for settlement in shares of Class A Stock. The terms of the fiscal 2018 PSU awards are further described in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2018” and in the Outstanding Equity Awards at February 28, 2018 table. These PSUs are generally scheduled to vest, if at all, on May 1, 2020 based on the level of achievement for the performance criteria associated with these awards.

(3)	These amounts represent the number of RSUs granted to the named executive officers under our LTSIP. Any payouts associated with the vesting of these awards will be made in shares of Class A Stock. Further information concerning these awards can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2018” and in the Outstanding Equity Awards at February 28, 2018 table. These RSUs generally are scheduled to vest at 25% of the award per year at each of the first four anniversaries of May 1, 2017.

(4)

These amounts represent the number of options to purchase shares of Class 1 Stock granted to the named executive officer under our LTSIP. These stock options are scheduled to vest and become exercisable at 25% of the award per year at each of the first four anniversaries of the grant date. Further information concerning these awards can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2018” and in the Outstanding Equity Awards at February 28, 2018 table. No trading market exists for Class 1 Stock. Class 1 Stock may be converted into shares of Class A Stock on a one-for-one basis, provided such conversion is permitted only if the holder immediately sells the Class A Stock. Under the LTSIP, the fair market value of a share of

Class 1 Stock is equal to the fair market value of a share of Class A Stock unless the Human Resources Committee of the Board determines otherwise.

(5)	The exercise price of these stock options, which relate to Class 1 Stock (for which there is no public trading market), is the NYSE closing price of a share of Class A Stock on the grant date.

(6)	These amounts represent the full grant date fair value of the PSUs, RSUs, and stock options, respectively, granted in fiscal 2018. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations.

Employment Agreements

We entered into executive employment agreements with Messrs. Robert Sands, Richard Sands, and Mullin in May 2008. In January 2015, the Company entered into an executive employment agreement with Mr. Newlands. The Company entered into an executive employment agreement with Mr. Klein in June 2015.

The term of the agreements with each of our named executive officers expires at the end of our fiscal year, at which time they each automatically renew for an additional one-year period. Each agreement will continue to renew for successive one-year periods unless we provide at least 180 days’ notice of a decision not to renew such agreement. These agreements provide for an initial minimum annual base salary level for each executive, which may be adjusted upward by the Human Resources Committee. The actual fiscal 2018 base salaries for the named executive officers are set forth above in the Summary Compensation Table. The severance benefits provided under the employment agreements are summarized under the subheading “Potential Payments upon Termination or Change in Control.” The employment agreements do not provide for any specific perquisites or other personal benefits for our named executive officers during their terms of employment.

Outstanding Equity Awards at February 28, 2018

The following table presents information concerning outstanding stock option, RSU, and PSU awards to each of our named executive officers as of February 28, 2018.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert Sands	4/6/2009	SO	698,190		11.85	4/6/2019
	4/5/2010	SO	330,330		16.67	4/5/2020
	4/5/2011	SO	274,000		20.60	4/5/2021
	4/3/2012	SO	212,380		24.50	4/3/2022
	4/26/2013	SO	114,560		47.79	4/26/2023
	4/28/2014	SO	54,008	18,002	79.61	4/28/2024
	4/28/2014	RSU					3,397	731,986
	4/28/2015	SO	32,230	32,230	117.12	4/28/2025
	4/28/2015	RSU					4,734	1,020,082
	4/28/2015	PSU					18,940	4,081,191
	4/25/2016	SO	13,542	40,626	156.84	4/25/2026
	4/25/2016	RSU					5,432	1,170,487
	4/25/2016	PSU							14,486	3,121,443
	4/21/2017	SO		57,772	172.09	4/21/2027
	4/21/2017	RSU					7,667	1,652,085
	4/21/2017	PSU							15,334	3,304,170
Richard Sands	4/6/2009	SO	719,200		11.85	4/6/2019
	4/5/2010	SO	538,520		16.67	4/5/2020
	4/5/2011	SO	435,780		20.60	4/5/2021
	4/3/2012	SO	357,030		24.50	4/3/2022
	4/26/2013	SO	167,370		47.79	4/26/2023
	4/28/2014	SO	78,900	26,300	79.61	4/28/2024
	4/28/2015	SO	47,086	47,084	117.12	4/28/2025
	4/25/2016	SO	19,786	59,355	156.84	4/25/2026
	4/21/2017	SO		84,970	172.09	4/21/2027

			Option Awards(1)				Stock Awards(2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
David Klein	4/6/2009	SO	17,900		11.85	4/6/2019
	4/5/2010	SO	25,980		16.67	4/5/2020
	4/5/2011	SO	21,760		20.60	4/5/2021
	4/3/2012	SO	11,640		24.50	4/3/2022
	4/26/2013	SO	8,800		47.79	4/26/2023
	4/28/2014	SO	4,913	1,637	79.61	4/28/2024
	4/28/2014	RSU					272	58,611
	4/28/2015	SO	3,250	3,250	117.12	4/28/2025
	4/28/2015	RSU					410	88,347
	4/28/2015	PSU					1,640	353,387
	6/29/2015	SO	5,506	5,504	115.60	6/29/2025
	6/29/2015	RSU					794	171,091
	6/29/2015	PSU					3,180	685,226
	4/25/2016	SO	4,221	12,661	156.84	4/25/2026
	4/25/2016	RSU					1,693	364,808
	4/25/2016	PSU							4,516	973,108
	4/21/2017	SO		19,159	172.09	4/21/2027
	4/21/2017	RSU					2,543	547,966
	4/21/2017	PSU							5,086	1,095,931
Bill Newlands	1/26/2015	RSU					1,493	321,712
	1/26/2015	PSU					13,106	2,824,081
	4/28/2015	SO	8,580	8,580	117.12	4/28/2025
	4/28/2015	RSU					1,260	271,505
	4/28/2015	PSU					5,040	1,086,019
	4/25/2016	SO	4,221	12,661	156.84	4/25/2026
	4/25/2016	RSU					1,693	364,808
	4/25/2016	PSU							4,516	973,108
	4/21/2017	SO		20,527	172.09	4/21/2027
	4/21/2017	RSU					2,724	586,968
	4/21/2017	PSU							5,448	1,173,935
Thomas J. Mullin	4/3/2012	SO	70,500		24.50	4/3/2022
	4/26/2013	SO	33,750		47.79	4/26/2023
	4/28/2014	SO	21,210		79.61	4/28/2024
	4/28/2014	RSU					1,000	215,480
	4/28/2015	SO	18,990		117.12	4/28/2025
	4/28/2015	RSU					1,394	300,379
	4/28/2015	PSU					5,580	1,202,378
	4/25/2016	SO	15,956		156.84	4/25/2026
	4/25/2016	RSU					1,600	344,768
	4/25/2016	PSU							2,846	613,256
	4/21/2017	SO		15,274	172.09	4/21/2027
	4/21/2017	RSU					2,027	436,778
	4/21/2017	PSU							1,352	291,329

(1)	Stock options relate to Class 1 Stock, which upon exercise are convertible to Class A Stock. The vesting schedule for all stock option awards set forth in the table is 25% of the award per year at each of the first four annual anniversaries of the grant date. In addition, all such stock options would vest (or continue to vest) upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.”

(2)	Unvested RSU awards, and PSU awards whose performance periods have been completed (but whose related service vesting periods extend beyond the end of fiscal 2018) are reflected in the first two columns of this section, while PSUs with performance periods extending beyond the end of fiscal 2018 are reflected in the final two columns.

(3)	The exercise price of a stock option is the NYSE closing price for a share of Class A Stock on the grant date.

(4)	All stock option awards set forth in the table were granted with ten-year terms.

(5)	The vesting schedule for all RSU awards in the table is 25% of the award per year at each of the first four anniversaries of May 1 of the year of grant. In addition, all RSU awards would vest (or continue to vest) upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.”

The vesting of Mr. Newlands’ January 26, 2015 PSU award is based on the average annual growth rate of our Beer Division and our Wine and Spirits Division for fiscal 2017 and fiscal 2018. In April 2018, the Committee certified that performance for the period equated to 146.27% of target, and the number of units associated with this performance level is included in this column. This PSU award required Mr. Newlands’ continued service through May 1, 2018 and was paid out to him on or immediately after such date. Therefore, this award is reflected in the table as it had not vested as of the end of fiscal 2018.

The vesting of the April 28, 2015 PSU awards is based on our fiscal 2016-2018 TSR performance as compared to companies in the S&P 500 Index. In March 2018, the Human Resources Committee of the Board certified that fiscal 2016-2018 performance equated to the maximum level of achievement, and the number of units associated with this performance level is included in this column. These PSU awards required continued service through May 1, 2018 and were paid out to each named executive officer on or immediately after such date. Therefore, those awards are reflected in the table as they had not vested as of the end of fiscal 2018.

The vesting of Mr. Klein’s June 29, 2015 PSU award is based on TSR performance during June 1, 2015 through February 28, 2018 as compared to companies in the S&P 500 Index. In March 2018, the Committee certified that performance for the period equated to the maximum level of achievement, and the number of units associated with this performance level is included in this column. This PSU award required Mr. Klein’s continued service through May 1, 2018 and was paid out to him on or immediately after such date. Therefore, this award is reflected in the table as it had not vested as of the end of fiscal 2018.

(6)	These amounts are based on the February 28, 2018 NYSE closing price of $215.48 for a share of Class A Stock.

(7)	The vesting of the April 25, 2016 PSU awards is based on our fiscal 2017-2019 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2017 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the maximum level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2019 service vesting date), any actual payout of shares may be less than the amount reflected.

The vesting of the April 21, 2017 PSU awards is based on our fiscal 2018-2020 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2018 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the maximum level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2020 service vesting date), any actual payout of shares may be less than the amount reflected.

In addition, all PSU awards would either vest at the target level or on a pro-rated basis upon the occurrence of certain events, as set forth under the heading “Potential Payments upon Termination or Change-in-Control” and subheading “Outstanding Equity Awards.”

Further information concerning the fiscal 2018 awards can be found in the CD&A under the heading “Long-Term Equity Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2018” and in the Grants of Plan-Based Awards in Fiscal 2018 table.

Option Exercises and Stock Vested in Fiscal 2018

The following table presents information concerning stock option exercises and shares of stock acquired upon vesting of RSU or PSU awards by each of the named executive officers in fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Sands	—	—	40,243	6,934,236
Richard Sands	—	—	—	—
David Klein	19,350	3,115,590	7,997	1,378,537
William A. Newlands	—	—	2,688	465,217
Thomas J. Mullin	315,950	56,222,288	11,849	2,041,694

(1)	These amounts reflect the aggregate of the differences between the exercise price of the stock option and the market price of a share of Class A Stock at the time of exercise for each stock option exercised by a named executive officer in fiscal 2018.

(2)	These amounts reflect the value realized from the vesting of RSU and PSU awards on the vesting date, the value of which were based on the NYSE closing price for a share of Class A Stock on that date, plus accrued dividend equivalents paid out at the time of vesting.

Pension Benefits

We do not maintain any tax-qualified pension plans or nonqualified or supplemental defined benefit plans. We maintain the Constellation Brands, Inc. 401(k) and Profit Sharing Plan, a tax qualified, defined contribution plan described in the CD&A under the heading “Perquisites and Other Benefits” and the subheading “Savings Plans and Health and Welfare Benefits.”

Nonqualified Deferred Compensation

In addition to our 401(k) and Profit Sharing Plan, certain employees, including each of the named executive officers, are also eligible to participate in our 2005 Supplemental Executive Retirement Plan, which is a nonqualified deferred compensation plan. The 2005 Supplemental Executive Retirement Plan and its predecessor plan, the Supplemental Executive Retirement Plan (in which employees, including named executive officers, may have balances but to which no further contributions will be made), are designed to provide participants with the benefit of our annual profit sharing contributions and, if applicable, supplemental profit sharing contributions that could not be made to their accounts under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. The 2005 Supplemental Executive Retirement Plan is also designed to satisfy Section 409A of the Internal Revenue Code.

Participants may direct the investment of their accounts under our plans into investment options that are similar to those offered under our 401(k) and Profit Sharing Plan. Contributions to the 2005 Supplemental Executive Retirement Plan currently vest consistently with the vesting of our annual profit sharing contributions under the 401(k) and Profit Sharing Plan. Accounts are distributed in a single lump sum upon a separation from service and in accordance with Section 409A.

The Company contributes to the 2005 Supplemental Executive Retirement Plan on behalf of each eligible participant, including the named executive officers, a sum equal to the amount of the annual profit sharing contribution, if any, that a participant would have otherwise received under the 401(k) and Profit Sharing Plan on the portion of his or her salary that exceeded the applicable Internal Revenue Code limits. Named executive officers do not make contributions under the 2005 Supplemental Executive Retirement Plan. See the following table for additional information.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert Sands	32,164	232,731	—	1,652,326
Richard Sands	31,381	179,453	—	1,896,947
David Klein	12,358	1,725	—	20,791
William A. Newlands	13,967	2,036	—	18,543
Thomas J. Mullin	9,642	48,592	—	366,792

(1)	Because the 2005 Supplemental Executive Retirement Plan operates on a calendar year basis, these amounts reflect our contributions credited to the account of each named executive officer for the 2017 calendar year, regardless of whether such amounts were contributed during or after fiscal 2018. All of these amounts are reflected in the Summary Compensation Table.

(2)	These amounts represent the aggregate earnings during fiscal 2018 on the accounts held for each named executive officer under the 2005 Supplemental Executive Retirement Plan and, if applicable, its predecessor plan. None of these amounts are reflected in the Summary Compensation Table.

(3)	These amounts represent the fiscal 2018 year-end aggregate balance of the accounts held for each named executive officer under the 2005 Supplemental Executive Retirement Plan and, if applicable, its predecessor plan. The following portions of these amounts were reflected in our Summary Compensation Tables for years prior to fiscal 2018: Mr. Robert Sands – $622,301; Mr. Richard Sands – $721,350; Mr. Klein – $15,096; Mr. Newlands – $0; and Mr. Mullin – $54,508.

Potential Payments upon Termination or Change-in-Control

In the event of specified terminations of employment, or a change in control of the company, our named executive officers would become entitled to certain payments and benefits under their respective employment agreements, the terms of their outstanding equity awards under the LTSIP, our AMIP, and our supplemental executive retirement plan. The following information describes and quantifies the compensation and benefits for our named executive officers that would have become payable if a named executive officer’s employment had terminated on February 28, 2018, or if a change in control of the company occurred on February 28, 2018, based on the terms and conditions of their respective employment agreement, and our agreements, plans, and arrangements in effect on such date. These benefits are in addition to the benefits generally available to salaried employees, such as our 401(k) and Profit Sharing Plan, 1989 Employee Stock Purchase Plan, life and disability insurance programs, and medical, dental, and vision benefits.

Employment Agreements

The employment agreements with our named executive officers in effect as of the end of fiscal 2018 provide for specified post-termination payments and benefits in the event of the occurrence of certain termination events. In order to receive the payments and benefits set forth below, a terminating executive must execute a release in favor of us and agree not to compete with us without our consent, for a period of three years in the case of Messrs. Robert Sands and Richard Sands, or two years in the case of each of the other executives. The employment agreements also prohibit the executives, for a period of 18 months after termination in the case of Messrs. Robert Sands or Richard Sands, and for a period of 12 months after termination in the case of the other executives, from seeking to induce our employees to leave their employment with us. Finally, the agreements provide the executives with certain indemnification rights and prohibit the executives, whether during or after employment, from divulging our confidential information or trade secrets or using such information in connection with any outside business activity.

Under the employment agreement with each of our named executive officers, post-termination payments and benefits are triggered in the event that the executive’s employment terminates upon the expiration of the employment agreement, or if (i) the executive voluntarily terminates his employment for “good reason,” or (ii) the executive’s employment is involuntarily terminated by us for any reason other than “for cause.” Under the 2008 employment agreements with Messrs. Robert Sands, Richard Sands and Mullin, post-termination payments and benefits are also triggered in the event of the executive’s (i) death, (ii) disability (which requires the executive to be unable to perform his duties for six months as determined by the Board), or (iii) retirement (which requires the executive to be at least 60 years of age and have 10 years of service). These triggering terminations are each referred to as a “qualifying termination.” As of February 28, 2018, Messrs. Richard Sands and Mullin were the only named executive officers eligible for retirement under the terms of his employment agreement. Under the employment agreements with our named executive officers, a qualifying termination results in:

•	in the case of Messrs. Robert Sands and Richard Sands, three (3) times base salary and three (3) times the average annual bonus paid to the executive over the prior three (3) fiscal years; and in the case of all other named executive officers, two (2) times base salary and two (2) times the average annual bonus paid to the executive over the prior three (3) fiscal years;

•	payments equal to the total monthly cost of the executive’s medical and dental coverage in effect at the time of termination extending for 36 months in the case of Messrs. Robert Sands and Richard Sands and 24 months in the case of the other named executive officers;

•	in the case of all named executive officers, outplacement services for a period of up to 18 months;

•	in the case of Messrs. Robert Sands and Richard Sands, continued personal use of our corporate aircraft, when not needed for business purposes, at comparable levels to that provided over the three-year period prior to termination and continued participation in our annual product allowance program, in each case, for a period of three (3) years following termination;

•	in the case of Mr. Mullin, automobile allowance payments and continued participation in our annual product allowance program, in each case, for a period of two (2) years following termination; and

•	following a change in control of the Company, in the case of Messrs. Robert Sands, Richard Sands, and Mullin, payment of any excise taxes, penalties or interest attributed to payments related to a change-in-control under Sections 280G and 4999 of the Internal Revenue Code on a grossed-up basis.

Each of our named executive officers’ agreements defines a “for cause” termination to mean that we terminate the executive for (i) any intentional, non-incidental misappropriation of our funds or property; (ii) unreasonable (and persistent) neglect or refusal to perform his duties (and which is not remedied within 30 days after written notice); (iii) the material breach of any restrictive covenant, or divulging our confidential information or trade secrets or using such information in connection with any outside business activity; or (iv) a conviction of a felony.

The agreements for Messrs. Klein and Newlands define a “good reason” termination as the executive’s ability to terminate his employment for the occurrence of any of the following events without his consent: (i) a material reduction of the executive’s employment band or his duties and responsibilities; (ii) a material reduction of the executive’s base salary; or, (iii) a material breach of the executive’s employment agreement by us. Under the agreements for Messrs. Robert Sands, Richard Sands, and Mullin, a “good reason” termination includes the above events, and additionally, an action by us to move their principal workplace to a location more than 30 miles from our headquarters or an immaterial reduction of the executive’s base salary.

The following table presents information concerning the post-termination payments each named executive officer would have received under his respective employment agreement in connection with a qualifying termination as of February 28, 2018. Mr. Mullin retired on February 28, 2018, and the actual amount payable to him under his employment agreement in connection with his retirement is also set forth above in the All Other Compensation column of the Summary Compensation Table.

Name	Severance Pay ($)	Medical and Dental ($)	Aircraft /Auto ($)	Product Allowance ($)	Outplacement Services and Relocation Services ($)(1)	Estimated Excise Tax Gross-Ups ($)(2)	Total ($)
Robert Sands	11,324,524	55,256	2,574,850	30,000	14,000	—	13,998,630
Richard Sands	11,104,161	40,522	2,378,748	30,000	14,000	—	13,567,431
David Klein	2,690,571	—	NA	NA	14,000	NA	2,704,571
William A. Newlands	2,886,729	36,838	NA	NA	14,000	NA	2,937,567
Thomas J. Mullin	2,353,899	2,592	19,200	10,000	14,000	—	2,399,691

NA = Not Applicable

(1)	We have estimated the cost of providing each named executive officer with 18 months of outplacement services at $14,000.

(2)	We do not believe any excise tax gross-up payments would have been incurred due to a termination of the employment of any named executive officer on February 28, 2018 in connection with a change-in-control. Pursuant to the terms of their employment agreements, Messrs. Klein and Newlands are not eligible for an excise tax gross-up payment under such circumstances. Instead, their employment agreements each provide for a “best net” approach under which the severance payment is either reduced to an amount $1 below that which would subject him to the excise tax or, if it would provide a greater net payment to him after his payment of any excise tax, paid in full without any gross-up payment from us.

These payments would be made pursuant to the terms of the employment agreements and in accordance with Section 409A of the Internal Revenue Code. Generally, severance pay and six months’ worth of medical and dental payments would be paid on the first business day of the seventh month following the officer’s separation from service with monthly medical and dental payments continuing thereafter until fully paid.

Outstanding Equity Awards

The unvested equity awards held by each of the named executive officers are described above in the Outstanding Equity Awards at February 28, 2018 table. We made each of those awards pursuant to our LTSIP. The following chart summarizes the various vesting provisions in our outstanding awards under our LTSIP that were not fully vested as of February 28, 2018:

Potential Equity Vesting Triggers(1)
Equity Type (Grant Year)	Change-in- Control	Qualifying Termination following a Change-in- Control	Death or Disability	Retirement	For Cause Termination	Other Voluntary or Involuntary Termination

Stock Options (pre-fiscal 2015)	Yes	No	Yes(2)	Yes(2)	No	No

Stock Options (fiscals 2015-2017)	Yes	No	Yes(3)	Yes(4)	No	No

Stock Options (fiscal 2018)	No	Yes(5)	Yes	Yes(6)	No	No

RSUs (fiscal 2014)	Yes	No	Yes	No	No	No

RSUs (fiscals 2015-2017)	Yes	No	Yes	Yes(7)	No	No

RSUs (fiscal 2018)	No	Yes(5)	Yes	Yes(6)	No	No

PSUs (pre-fiscal 2015)	Yes(8)	No	Yes(8)	No	No	No

PSUs (fiscals 2015-2017)	Yes(8)	No	Yes(8)	Yes(9)	No	No

PSUs (fiscal 2018)	No	Yes(5)	Yes(8)	Yes(9)	No	No

(1)	As defined in the LTSIP and the applicable award agreements issued thereunder.

(2)	Vest at 100% with an exercise period of one year (or, if earlier, until the stock option expiration date).

(3)	Vest at 100% with an exercise period of three years (or, if earlier, until the stock option expiration date).

(4)	Vest at 100% upon continuous service through the first November 1 following the grant date, with an exercise period of three years (or, if earlier, until the stock option expiration date).

(5)	In the event of a change-in-control of the company in which the outstanding equity awards are assumed or replaced by the acquirer, if the executive is involuntarily terminated by the company without cause, or voluntarily terminates employment for good reason, in each case within 24 months following the occurrence of the change-in-control: (i) outstanding stock options shall become fully vested and exercisable and shall be exercisable for 90 days following such termination; (ii) outstanding RSUs shall become fully vested and shall be delivered within 30 days following such termination; and (iii) outstanding PSUs shall become vested at target and shall be delivered within 30 days following such termination.

(6)	Continue to vest on vesting schedule upon continuous service through the first November 1 following the grant date, based on compliance with restrictive covenants through each such vesting date.

(7)	Vest at 100% upon continuous service through the first November 1 following the grant date.

(8)	Vest at target level.

(9)	Vest at the end of the performance period based upon the Company’s actual performance during the full performance period and pro-rated for the portion of the performance period during which the executive officer served prior to retirement; and vesting is dependent upon continuous employment until November 1 in the year of grant.

As of February 28, 2018, Mr. Richard Sands and Mr. Mullin would have been eligible for the retirement treatment set forth above.

In the event of a termination or change-in-control event that resulted in accelerated vesting of outstanding equity awards (as set forth above), the values of (i) unvested in-the-money stock options, (ii) unvested RSUs, and (iii) the target amount of unvested PSUs, in each case, held by each of the named executive officers as of February 28, 2018 (based on the NYSE closing price of $215.48 for a share of Class A Stock on such date) were as follows:

Name	Unvested In-the-Money Stock Options ($)	Unvested RSUs ($)	Unvested PSUs at Target ($)
Robert Sands	10,505,110	4,574,640	5,253,402
Richard Sands	15,371,989	—	—
David Klein	2,665,579	1,230,822	1,553,826
William A. Newlands	2,477,036	1,544,992	3,547,232
Thomas J. Mullin	662,739	1,297,405	1,053,482

Annual Management Incentive Plan Payments. Our AMIP is described in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2018.” The fiscal 2018 award program adopted under the plan provided that in the event a named executive officer’s employment terminated for any reason prior to the end of the fiscal year the executive would forfeit all rights to an award under the plan for that year. However, since February 28, 2018 was the end of our fiscal year, a named executive officer whose employment terminated for any reason as of that date would receive an annual payment for fiscal 2018 as determined in accordance with the plan. Actual payouts under the plan to the named executive officers for fiscal 2018 are set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Supplemental Executive Retirement Plans. Our supplemental executive retirement plans are described under the heading “Nonqualified Deferred Compensation.” In the event of any termination of employment as of February 28, 2018, each named executive officer (or, in the case of death, the named executive officer’s beneficiary) would be entitled to receive the value of his respective vested plan account balance set forth in the table under the heading “Nonqualified Deferred Compensation.” The plans require distributions of vested benefits to the named executive officers be made by lump sum. Payments under the Supplemental Executive Retirement Plan would be made after the termination event, while payments under the 2005 Supplemental Executive Retirement Plan would be made in compliance with Section 409A of the Internal Revenue Code, usually six months after termination. In the event of a change-in-control (as defined by the plans), the plans would automatically terminate, all participant accounts would vest, and we would make lump sum payments of account balances to participants.

CEO Pay Ratio

For fiscal 2018, the annual total compensation of our Chief Executive Officer is $10,843,537, and the annual total compensation of our median employee is $50,111. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is approximately 216 to 1. This pay ratio is a reasonable estimate, calculated in a manner consistent with the applicable SEC requirements. We identify our median employee based on the information available in our human resources information system, and we include all U.S. and non-U.S. employees, full and part-time employees, and temporary and seasonal employees in the universe of possible employees when identifying our median employee.

We determine our median employee as of the last day of our fiscal year, the same date that we use for determining the compensation of our CEO under the SEC executive compensation disclosure rules. For purposes of identifying our median employee, we calculate compensation as the sum of: (i) annualized base salary (not including overtime); (ii) target bonus as of the determination date; and (iii) target equity award percentage of base salary (multiplied by annualized base salary to provide a dollar value). We do not make cost of living adjustments for the compensation of employees based outside of the U.S. We convert the compensation paid to non-U.S. employees in local currency to U.S. dollars using the applicable exchange rate in effect as of the determination date.

Once we identify our median employee, we calculate his or her compensation under the Summary Compensation Table rules in a manner that is consistent with the calculation of our CEO’s compensation, without any adjustments or estimates. In this manner, the compensation of our CEO in the Summary Compensation Table matches the compensation that we use for our median employee for purposes of the CEO pay ratio. The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

Proposal 3 – Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and related SEC rules, we are seeking your support in an advisory vote from our stockholders on the compensation of our named executive officers as disclosed in this Proxy Statement. This is often referred to as a “say-on-pay” vote.

As described above in the Compensation Discussion and Analysis, we have designed the elements of our executive compensation program to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value. We believe the overall design of our executive compensation program has provided the intended results, and we continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We believe our compensation is market competitive and has resulted in the attraction, motivation and retention of executives who can contribute to our future success. In addition, we believe the program creates a strong linkage between pay and performance through our incentive bonuses and equity awards such that executives will receive higher compensation in more successful periods and lower compensation during less successful periods.

We conduct a say-on-pay vote every year, and last conducted a say-on-pay vote at the 2017 Annual Meeting of Stockholders. At that meeting, stockholders approved our executive compensation as disclosed in the 2017 Proxy Statement with approximately 98% of the vote being cast in favor of approval.

This proposal gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and programs as described in this Proxy Statement. This vote is advisory, which means that the vote is not binding on the Company, the Board, or the Human Resources Committee. Even though it is not binding, we will describe in our next Proxy Statement how we considered the results of this vote and how that consideration affected our executive compensation decisions and policies.

For the reasons stated above, we believe the compensation of our named executive officers is deserving of stockholder support. Accordingly, we ask you to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

The adoption of the foregoing resolution requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this advisory vote, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and, accordingly, recommends that you vote “FOR” Proposal 3. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter at the Meeting other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

Proxy Solicitation Costs

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the Internet and the mail, directors, officers, or regular employees of the Company, without extra compensation, may solicit proxies in person or by telephone, facsimile, Internet, or electronic mail. Banks, brokerage firms, and other entities holding stock for others in their names or in the names of nominees are requested to forward the proxy materials to the beneficial owners of such shares. If requested, the Company will reimburse such persons for their reasonable expenses in forwarding the proxy materials.

Stockholder Proposals for the 2019 Annual Meeting

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 to be included in our Proxy Statement to be issued in connection with our 2019 Annual Meeting of Stockholders, such proposal must be received by us no later than February 5, 2019 and otherwise comply with the requirements of Rule 14a-8.

Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring forth at our 2019 Annual Meeting of Stockholders must comply with the provisions of our by-laws. Any such notice will be untimely for purposes of our by-laws if it is received by us after February 5, 2019. See the heading “The Board of Directors and Committees of the Board” and the subheading “Corporate Governance Committee” for information regarding submission of a director nomination for consideration by the Corporate Governance Committee.

All such communications regarding the 2019 Annual Meeting of Stockholders must be provided in writing and be directed to the attention of the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

If we receive a notice after February 5, 2019, then the notice is untimely, and we will not have an obligation to present the proposal at the 2019 Annual Meeting of Stockholders. If the Company chooses to present a proposal that a stockholder submits other than pursuant to Rule 14a-8 at the 2019 Annual Meeting of Stockholders, then the person(s) appointed by the Board and named in the proxies for the 2019 Annual Meeting of Stockholders may exercise discretionary voting power with respect to that proposal.

Householding of Proxy Materials

We and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that your materials will be househeld to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Constellation Brands, Inc., Attn: Investor Relations, 207 High Point Drive, Building 100, Victor, New York 14564 or by telephone at 888-922-2150.

Available Information; Website Materials

Our Code of Business Conduct and Ethics and our Global Code of Responsible Practices for Beverage Alcohol Advertising and Marketing are available on our website at www.cbrands.com/story/policies. Our Chief Executive Officer and Senior Financial Executive Code of Ethics, policy regarding Communications from Stockholders or Other Interested Parties, Board of Directors’ Corporate Governance Guidelines, and the charters of the Audit Committee, the Corporate Governance Committee and the Human Resources Committee are available on our website at www.cbrands.com/investors and are also available in print to any stockholder who requests them.

Such requests should be directed to the attention of the Company’s Investor Relations Department, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. Additionally, any amendments to, and waivers granted to our directors and executive officers under, our codes of ethics referred to above will be posted in this area of our website.

Throughout this Proxy Statement, we refer to materials that are available on our website. Such materials are not made a part of this Proxy Statement and are not incorporated by reference.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board of Directors has made these materials available to you over the Internet or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Meeting. The Meeting is scheduled to be held on Tuesday, July 17, 2018, at 11:00 a.m. (EDT), via online audio broadcast. This solicitation is for proxies for use at the Meeting or at any reconvened meeting after an adjournment or postponement of the Meeting.

What constitutes a quorum?

Holders of shares representing a majority of the outstanding aggregate voting power of Class A Stock and Class B Stock, present at the Meeting in person or by proxy, will constitute a quorum. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. Shares with respect to which broker non-votes occur will be counted as shares present for purposes of determining whether a quorum is present at the Meeting.

What are the voting rights of holders of Class A Common Stock and Class B Common Stock?

Except as otherwise required by Delaware law, holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters other than the election of directors as set forth above. When holders of Class A Stock and holders of Class B Stock vote together as a single class, each holder of Class A Stock is entitled to one (1) vote for each share of Class A Stock registered in such holder’s name, and each holder of Class B Stock is entitled to ten (10) votes for each share of Class B Stock registered in such holder’s name. Therefore, holders of Class A Stock are entitled to cast a total of 168,011,799 votes for proposals at the Meeting and holders of Class B Stock are entitled to cast a total of 233,244,430 votes for proposals at the Meeting.

How do I vote my shares?

If your shares are owned directly in your name in an account with the Company’s stock transfer agent, Computershare Inc., you are considered the stockholder of record of those shares in your account and you have the right to vote those shares. If your shares are held in an account with a broker or other nominee, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker or other nominee is considered the stockholder of record for those shares. As a beneficial owner, you have the right to instruct the broker or other nominee how to vote those shares.

Stockholders who receive a proxy card for Class A Stock and a proxy card for Class B Stock must sign and return both proxy cards in accordance with their respective instructions or submit a proxy by telephone or via the Internet at www.proxyvote.com with respect to both Class A Stock and Class B Stock in order to ensure the voting of the shares of each class owned. The shares represented by your proxy will be voted at the Meeting as directed by your proxy.

How can I vote my shares and participate at the Annual Meeting?

This year’s Annual Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/STZ2018. To participate in the annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Meeting. However, even if you plan to attend the Meeting online, the Company recommends that you vote your shares in advance at www.proxyvote.com, so that your vote will be counted if you later decide not to attend the Meeting.

How can I vote my shares without attending the Annual Meeting?

To vote your shares without attending the meeting, please follow the instructions for Internet or telephone voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the Meeting.

How can I change my vote?

You may revoke your proxy at any time before the proxy is exercised by delivering a written revocation to the Secretary of the Company or by submitting a proxy bearing a later date by telephone, via the Internet, or in writing.

What vote is required for the proposals, and how are votes counted for those proposals?

	Proposal	Required Vote	Routine / Non- Routine	Treatment of Abstentions	Treatment of Broker Non- Votes
1	To elect the eleven directors named in this proxy statement	Under Delaware law and the Company’s certificate of incorporation and by-laws, directors are elected by a plurality of the votes cast (the highest number of votes cast) by the holders of the shares entitled to vote in person or by proxy.*	Non- Routine	No effect***	No effect***

2	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2019	Affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting.**	Routine	Have the effect of a vote against	Broker non-votes should not occur with respect to routine matters

3	To approve, by an advisory vote, the compensation of the named executive officers	Affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting.**	Non- Routine	Have the effect of a vote against	No effect***

*	Pursuant to the Company’s certificate of incorporation and based on the number of shares of Class A Stock and Class B Stock that were outstanding on the Record Date, holders of Class A Stock, voting as a separate class, are entitled to elect one-fourth of the number of directors to be elected at the Meeting (rounded up to the next number if the total number of directors to be elected is not evenly divisible by four). Holders of Class A Stock and holders of Class B Stock, voting as a single class, are entitled to elect the remaining number of directors to be elected at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Since the Board nominated eleven (11) directors, holders of Class A Stock will be entitled to elect three (3) directors and holders of Class A Stock and holders of Class B Stock, voting as a single class, will be entitled to elect eight (8) directors. Because the directors are elected by a plurality of the votes cast in each election, votes that are withheld (including broker non-votes) will not affect the outcome of the elections.

**	With respect to these proposals, holders of Class A Stock and holders of Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

***	Not included in numerator or denominator.

What is a routine matter and what is a broker non-vote?

The rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are routine or non-routine. If a proposal is routine, a broker or other nominee holding shares for an owner in “street name” may vote on the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. “Broker non-votes” occur when brokers or other nominees submit proxies relating to shares held in “street name” that they may vote with respect to at least one of, but not all, the matters to be considered at the Meeting because they have not received instructions from the respective beneficial owners of the shares.

What if I do not specify how I want my shares voted?

The shares represented by your proxy will be voted FOR the election of each of the director nominees named in Proposal 1 unless you specifically withhold authority to vote for one or more of the director nominees. Unless you properly direct otherwise, the shares represented by your proxy will be voted FOR Proposals 2 and 3.

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and our 2018 Annual Report are available on our website at www.cbrands.com/annual-meeting.

Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message that will provide a link to those documents online. By opting to access your proxy materials online, you will:

•	Gain faster access to your proxy materials;

•	Save us the cost of producing and mailing documents to you; and

•	Help preserve environmental resources.

Constellation Brands stockholders who have enrolled in the electronic access service previously will receive their materials online this year.

Instructions for the Virtual Annual Meeting

You are entitled to attend the Meeting only if you were a stockholder of record as of the Record Date, or you hold a valid proxy for the Meeting. You may attend the Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/STZ2018 and using your 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials to enter the Meeting.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 855-449-0991 (Toll Free) or 720-378-5962 (International Toll). Technical support will be available starting at 10:30 a.m. EDT on July 17, 2018.

How can I submit a question?

If you wish to submit a question, you may do so in two ways. If you want to ask a question any time before 11:59 p.m. (EDT) on July 16, 2018, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question the day of the Meeting, beginning at 10:45 a.m. (EDT) you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/STZ2018, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Meeting matters and therefore will not be answered.

May 24, 2018

Appendix 1: Reconciliation of Non-GAAP Items

Reconciliation of Net Income, Reported Basis (GAAP) to EBIT, Comparable Basis (Non-GAAP)

	Fiscal 2018 Performance	Fiscal 2017 Performance
(in millions)
Net income, reported basis	$2,330.8	$1,539.2
Plus: Provision for income taxes	11.9	554.2
Plus: Interest expense	332.0	333.3
Plus: Loss on extinguishment of debt	97.0	—

EBIT	2,771.7	2,426.7
Plus (Less): Comparable adjustments
Acquisitions, divestitures and related costs (1)	30.0	(205.5)
Restructuring and other strategic business development costs (2)	14.0	0.9
Other (3)	(307.9)	2.2

Comparable adjustments	(263.9)	(202.4)

EBIT, comparable basis	$2,507.8	$2,224.3

(1)	For fiscal 2018, consists primarily of transaction, integration and associated costs in connection with acquisitions, predominantly flow through of inventory step-up. For fiscal 2017, consists primarily of gain on sale of the Canadian wine business, partially offset by transaction and associated costs in connection with acquisitions, predominantly flow through of inventory step-up, and divestiture.

(2)	For fiscal 2018, consists primarily of costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling an integrated digital platform. For fiscal 2017, consists primarily of employee termination benefit costs.

(3)	For fiscal 2018, consists primarily of an unrealized gain from the mark to fair value of investment in Canopy Growth Corporation, partially offset by impairment of certain intangible assets and a loss associated with the restructuring of an agreement with Owens-Illinois. For fiscal 2017, consists primarily of impairment of certain intangible assets, partially offset by settlements of undesignated commodity derivative contracts and net gain on the mark to fair value of undesignated commodity derivative contracts.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to FCF (Non-GAAP)

	Fiscal 2018 Performance	Fiscal 2017 Performance
(in millions)
Net cash provided by operating activities	$1,931.4	$1,696.0
Less: Purchases of property, plant and equipment	(1,057.6)	(907.4)

FCF	$873.8	$788.6

CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Monday, July 16, 2018. Have this proxy card in hand when you access the web site and follow the instructions to obtain the records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STZ2018

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time Monday, July 16, 2018. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E46272-P07394-Z72199	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Class A Stockholders			☐	☐	☐
1.	Election of Directors
	Nominees:

	01) Jerry Fowden	07)	Daniel J. McCarthy
	02) Barry A. Fromberg	08)	Richard Sands
	03) Robert L. Hanson	09)	Robert Sands
	04) Ernesto M. Hernandez	10)	Judy A. Schmeling
	05) Susan Somersille Johnson	11)	Keith E. Wandell
	06) James A. Locke III

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2019							☐	☐	☐

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E46273-P07394-Z72199

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 17, 2018 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint James O. Bourdeau and Brian Bennett, or either of them, proxies for you with full power of substitution to vote all shares of Class A Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held online on Tuesday, July 17, 2018 at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect eight (8) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class A Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Monday, July 16, 2018. Have this proxy card in hand when you access the web site and follow the instructions to obtain the records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STZ2018

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time Monday, July 16, 2018. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E46274-P07394-Z72199	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Class B Stockholders			☐	☐	☐
1.	Election of Directors
	Nominees:

	01) Jerry Fowden	05)	Daniel J. McCarthy
	02) Barry A. Fromberg	06)	Richard Sands
	03) Susan Somersille Johnson	07)	Robert Sands
	04) James A. Locke III	08)	Judy A. Schmeling

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2019							☐	☐	☐

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E46275-P07394-Z72199

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 17, 2018 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint James O. Bourdeau and Brian Bennett, or either of them, proxies for you with full power of substitution to vote all shares of Class B Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held online on Tuesday, July 17, 2018 at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect eight (8) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class B Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side